Exhibit 2.12

Execution Copy

ASSET PURCHASE AGREEMENT

BY AND AMONG

AAC HOLDINGS, INC.,
A NEVADA CORPORATION,

AMERICAN ADDICTION CENTERS, INC.,
A NEVADA CORPORATION,

TOWNSEND TREATMENT CENTER, LLC,
A DELAWARE LIMITED LIABILITY COMPANY,

THE SELLERS PARTY HERETO,

THE MEMBERS PARTY HERETO

AND

THE SELLERS’ REPRESENTATIVE

DECEMBER 10, 2015

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”), is made and entered into as of December 10, 2015 (the “Effective Date”), by and among AAC Holdings, Inc., a Nevada corporation (“Holdings”), American Addition Centers, Inc., a Nevada corporation (the “Parent”), Townsend Treatment Center, LLC, a Delaware limited liability company (the “Company”), Wetsman Forensic Medicine, L.L.C., a Louisiana limited liability company (“Townsend”), KHM, L.L.C., a Louisiana limited liability company (“KHM”), Rush Medical, L.L.C., a Louisiana limited liability company (“Rush”), Tres Amigos Holdings, LLC, a Connecticut limited liability company (“Tres Amigos”), Village IP, L.L.C., a Delaware limited liability company (“Village IP”), Keystone Acquisition, LLC, a Louisiana limited liability company (“Keystone”), Lafayette Recovery Home 1, LLC, a Louisiana limited liability company (“Lafayette 1”), Lafayette Recovery Home 2, LLC, a Louisiana limited liability company (“Lafayette 2”), Hedge Media Group, LLC, a Louisiana limited liability company (“Hedge”), New Orleans Addiction Hospital, LLC, a Louisiana limited liability company (“NOAH” and, together with Townsend, KHM, Rush, Tres Amigos, Village IP, Keystone, Lafayette 1, Lafayette 2, and Hedge, the “Sellers” and each individually, a “Seller”), the members of the Sellers listed on the signature pages hereto (collectively, the “Members” and each individually, a “Member”) and Michael Handley, as the Sellers’ Representative.

RECITALS

WHEREAS, the Members collectively either currently own or will at the Closing own all of the issued and outstanding membership interests of the Sellers party hereto;

WHEREAS, the Sellers are engaged in the business of owning and operating addiction treatment centers and providing certain diagnostic laboratory services at the locations set forth on Annex A hereto (the “Centers”); and

WHEREAS, the Sellers desire to sell to the Company the Assets (as hereinafter defined) related to the operation of the Centers and the provision of diagnostic laboratory services in exchange for the consideration hereinafter set forth, and the Company desires to purchase the Assets from Sellers, on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and of the mutual representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged by Holdings, Parent, Sellers and the Company, the parties agree as follows:

Article I
DEFINITIONS

The terms defined in this Article shall have the meanings set forth below for all purposes of this Agreement:

“Accounts Receivable” means the right to receive payment of all accounts receivable described in Section 4.32 hereof.

“Adjusted EBITDA” means the sum of the following, without duplication, in accordance with generally accepted accounting principles in the United States, (a) net income plus (b) the following to the extent deducted in calculating such net income (without duplication):  (i) interest charges, (ii) the provision for federal, state, local and foreign income taxes payable for such period, (iii) depreciation and amortization expense for such period, (iv) accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses incurred in connection with this Agreement, and (v) one-time expenses outside the ordinary course of business operations as agreed to by Holdings.

“Affiliate” of a Person means a Person controlling, controlled by or under common control with such Person.

“Agreement” means this Asset Purchase Agreement.

“Applicable Period” means that period of time from the Closing Date through December 31, 2016.

“Assets” mean collectively: all assets of each Seller used in or related to the Business including, without limitation, (i) those assets listed and described on Schedule 1.6; (ii) all Accounts Receivable; (iii) subject to applicable law, all current financial, medical staff and personnel records, and other business records; (iv) to the extent assignable, all Governmental Authorizations and permits held by Sellers relating to the ownership, development and operations of the Business; (v) Sellers’ goodwill in respect of the Business; (vi) Sellers’ right to use the name “Townsend” and all variations thereof, all Sellers’ Intellectual Property, and all of Sellers’ rights to use Intellectual Property of other Persons heretofore or currently used in the Business; (vii) all leases and tenant improvements, including, without limitation, Seller Properties (hereinafter defined); (viii) Patient Records, subject to compliance with all applicable laws; (ix) all assets related to or used in Sellers’ in-network diagnostic laboratory services; (x) all of Sellers’ right, title and interest in any proprietary research or data performed by or on behalf of any Seller, including all research and data related to addiction treatment including, without limitation, all genomics studies conducted by or on behalf of any Seller, to the extent not included in Seller Intellectual Property; (xi) all original content and other works of authorship related to addiction treatment and/or used in connection with the Business, including, without limitation, all publishing, training and education materials and all website blogs and other internet content; and (xii) all of Sellers’ right, title and interest in the lease for certain licensed treatment beds at New Orleans East Hospital.

“Business” means the business of owning and operating the Centers and diagnostic and other laboratory businesses.

“Business Day” means any day on which banks are open for business in Nashville, Tennessee.

“Cash Consideration” means the amount Eleven Million Two Hundred Fifty Thousand Dollars ($11,250,000.00) to be paid in cash to Sellers by the Company pursuant to Section 3.1 hereof.

“Closing” means the consummation and effectuation of the transactions contemplated herein pursuant to the terms and conditions of this Agreement which shall be held three (3) Business Days after the conditions specified in Articles VIII and IX shall have been satisfied or waived, at the offices of Parent in Brentwood, Tennessee, or at such other time, date and place as the parties hereto shall mutually agree in writing.

“Closing Consideration” means the Cash Consideration and the Stock Consideration.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.001 per share, of Holdings.

“Employee Plan” means any plan, program, agreement, policy or arrangement, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) a welfare plan within the meaning of Section 3(1) of ERISA, (b) a pension benefit plan within the meaning of Section 3(2) of ERISA, (c) a stock bonus, stock purchase, stock option, restricted stock, phantom stock, stock appreciation right or similar equity-based plan or (d) any other deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe-benefit plan, program or arrangement.

“Encumbrance” means any charge, claim, equitable interest, lien, encumbrance, option, pledge, security interest, mortgage, encroachment, easement or restriction of any kind.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered a single employer with any Seller under Section 414 of the Code.

“Escrow Amount” means the Escrowed Cash, the Escrowed Shares and the Signing Escrow Amount.

“Escrowed Cash” means the amount of Five Hundred Thousand Dollars ($500,000.00) to be paid in cash to the Escrow Agent by the Company pursuant to Section 3.2 hereof.

“Escrowed Shares” means a number of shares of unregistered Common Stock equal to Three Million Dollars ($3,000,000.00) divided by the Share Price, as evidenced by delivery of confirmation of book entry shares representing such Common Stock to the Escrow Agent pursuant to Section 3.2 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Liabilities” means the liabilities, debts, or other obligations retained by the Sellers as described in Section 3.6.

“Financial Statements” means the financial statements as identified and defined in Section 4.5 hereof.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, bureau, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, any contractor of such governmental or quasi-governmental entity, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

“Governmental Authorization” means any approval, certificate of authority, certificate of need, accreditation, license, registration, permit, franchise, right, or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any law.

“Governmental Programs” mean the Medicare and Medicaid programs under Titles XVIII and XIX of the Social Security Act (42 U.S.C. 1395 et seq., and 42 U.S.C. 1396 et. seq.), CHAMPUS/TRICARE, and other similar federal, state and local programs for which the federal government pays any Seller, in whole or in part, directly or indirectly, for the provision of services or goods to beneficiaries of the applicable program.

“Healthcare Laws” means any federal, state, local or municipal constitution, treaty, statute, law, rule, regulation, code, ordinance, principle of common law, judgment, decree, order, injunction, administrative interpretation, writ, directive or any other requirement or restriction of any Governmental Authority, including any permit or similar right granted under any of the foregoing, related to the regulation of the healthcare industry (including, but not limited to, the addiction treatment industry, the behavioral health industry, the hospital and other health care facilities industry, the pharmaceuticals industry, the diagnostic or clinical laboratory industry, and the physician practice management industry), the regulation of healthcare professionals (including, but not limited to, physicians and nurses and physician assistants), or to payment for items or services rendered, provided, dispensed, or furnished by healthcare suppliers or providers (including, but not limited to, physician practices, hospitals, laboratories and other health facilities, physicians and pharmacists and other practitioners).  Healthcare Laws specifically include, but are not limited to, 42 U.S.C. § 1320a-7b(b) (commonly called the Anti-Kickback Statute), and all same or similar state law counterparts; 42 U.S.C. § 1320a-7a (commonly called the Civil Monetary Penalty Statute), and all same or similar state law counterparts; 42 U.S.C. § 1395nn (commonly called the Stark Law), and all same or similar state law counterparts; 31 U.S.C. § 3729 et. seq (commonly called the Federal False Claims Act), and all same or similar state law counterparts; the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), as amended by the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5) and their implementing regulations set forth at 45 CFR Part 160, 162 and 164 (collectively, “HIPAA”); the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152) (collectively, “ACA”); 42 CFR Part 2 (confidentiality of alcohol and drug abuse patient records); the Occupational Safety and Health Act of 1970 (“OSHA”) and all laws pertaining to precautions against the spread of bloodborne pathogens in the workplace; the Clinical Laboratory

Improvement Act of 1988 and the regulations promulgated pursuant thereto;  the Deficit Reduction Act of 2005, (Public Law 109-171), 42 U.S.C. § 1396a(a)(68); all applicable requirements of the federal Controlled Substances Act, 21 U.S.C. § 31, and all requirements to maintain DEA Registration and any and all same or similar state law counterparts; the federal Food, Drug and Cosmetics Act, and all same or similar state law counterparts; all federal laws, regulations and rules under the jurisdiction or enforcement authority of the FCC; all federal or state laws relating to addiction treatment; all federal or state laws relating to the practice of medicine, the corporate practice of medicine, fee splitting and telemedicine; any and all applicable state insurance laws governing, regulating or pertaining to the payment for healthcare related items or services; all laws and relating to Medicare (including Medicare Part D and Medicare Advantage), Medicaid, and Medicaid-Waiver programs; 18 U.S.C. § 287; 18 U.S.C. § 1001; 18 U.S.C. § 1035; 18 U.S.C. §1347; 18 U.S.C. § 1516; and the regulations promulgated pursuant to all of the statutes and laws listed or referenced above.

“Independent Accountants” means a nationally recognized certified public accounting firm independent of and mutually selected by Sellers’ Representative and Parent.

“Intellectual Property” means all intellectual property and associated rights that may exist or be created under the laws of any jurisdiction in the world, including all of the following: (i) patents and patent applications (including provisional applications), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, inter partes reviews, post grant reviews, renewals, extensions, confirmations, registrations, any confirmation patent or registration patent or patent of addition based on any such patent, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like of any of the foregoing (collectively, “Patents”); (ii) trademarks, service marks, trade dress, logos, trade names, design rights and other similar designations of source, whether registered or unregistered, and the goodwill associated therewith and registrations and applications for registration thereof (collectively, “Trademarks”); (iii) works of authorship, copyrights and rights under copyrights, including moral rights, and any registrations and applications for registration thereof (collectively, “Copyrights”); (iv) mask work rights and registrations and applications for registration thereof; (v) confidential information, trade secrets (as defined under applicable law), research, data, methods, processes, techniques, protocols, know-how, formulae, ideas, concepts, discoveries, innovations, improvements, results, methodologies, laboratory and programmer notebooks, procedures, proprietary technology, operating and maintenance manuals, engineering and other drawings and sketches, supplier lists, pricing information, cost information, business manufacturing and production processes and techniques, designs, specifications, and blueprints, financial data, marketing and business data, strategic business and development plans (collectively, “Confidential Information and Trade Secrets”); (vi) internet domain names, whether or not trademarks, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and URLs (collectively, “Domain Names”); (vii) software and firmware, including source code, object code and database rights; and (viii) any other proprietary rights recognized in any jurisdiction worldwide.

“Knowledge” means, with respect to an individual, such individual is actually aware of the particular fact, matter, circumstance or other item, or a prudent individual could be expected to discover or otherwise become aware of such fact, matter, circumstance or other item in the course of conducting a reasonable investigation concerning the existence thereof, and, with respect to any other Person (other than an individual), any individual who is serving, or who has at any time served, as a director, officer, partner, member, shareholder, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact, matter, circumstance or other item; provided that, with respect to Sellers, Knowledge shall be limited to any fact, matter, circumstance or other item actually known by, or which should be known following reasonable inquiry by, Michael Handley, Howard Wetsman, M.D., John Fletcher, Gretchen Payne, John Bird, Christopher Jaquis, Melissa Richardson, Dan Forman, Sean Farrell or Kristy Guidry.

“Legal Requirement” means any domestic or foreign federal, state, provincial, local or municipal law, ordinance, code, principle of common law, regulation, order, directive or other legal requirements.

“Material Adverse Change” means any fact, condition, occurrence, event, development, action, omission, change, state of facts, circumstance or effect that is, or would reasonably be expected to be, materially adverse to the business, operations, assets, result of operations, or condition (financial or otherwise) of Sellers or on the ability of Sellers to perform their obligations under this Agreement or to consummate the transactions contemplated herein, except in each case to the extent resulting from (i) business, economic or regulatory conditions generally or in the industries in which Sellers operate, (ii) national or international political or social conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) changes in law, or proposed changes to law published by a Governmental Authority, (vi) the announcement or execution of, or the taking of any action expressly contemplated by, this Agreement and the other transaction documents contemplated hereby, including compliance with the covenants set forth herein, (vii) any actions taken (or omitted to be taken) with the prior written consent or at the written request of the Company, or (viii) any actions expressly required under this Agreement; except, in the case of clauses (i), (ii), (iii), (iv) and (v), to the extent the Sellers are affected in a disproportionate manner compared to other companies in the industries in which the Sellers operate.

“Patient Records” means photocopies or digital copies of the following portions of the medical records of the patients currently being treated at the Centers or otherwise receiving services from Sellers: (i) insurance cards (must include copies of both front and back of all cards, and must be legible), (ii) patient histories and physicals, lab results, patient summaries of information, care plans, assessments, (iii) copies of all intake forms, including, without limitation, financial responsibility agreements and information release forms and (iv) all other patient information.

“Permitted Encumbrances” means (i) liens for Taxes and other governmental charges not yet past due or that are being contested in good faith through appropriate proceedings, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business for sums not yet delinquent and that are, in the aggregate, not material; (iii) easements, servitudes, rights of way, zoning ordinances and other similar encumbrances affecting real property to the extent that such matters and encumbrances do not materially interfere with the right of Sellers to use any such real property; (iv) other than with respect to any Owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (v) special assessments with respect to the personal property to be sold by Sellers to the Company pursuant to this Agreement for 2015 and subsequent years.

“Person” means an individual, partnership, limited liability company, corporation, trust, unincorporated organization, association or joint venture or a government, agency, political subdivision or instrumentality thereof.

“Personal Information” means any information processed, collected or otherwise used or disclosed by Sellers (or any third party on behalf of any Seller) that identifies a specific natural person, including, without limitation: (a) a natural person’s first and last name, in combination with a (i) social security number or tax identification number, or (ii) credit card number, bank account information and other financial account information, or financial customer or account numbers, account access codes and passwords; and (b) Protected Health Information as defined under HIPAA and any information pertaining to an individual that is regulated or protected by one or more laws, ordinances, statutes, rules or regulations.

“Purchase Price” means the total of the Cash Consideration, the Stock Consideration, the Escrow Amount and the Signing Escrow Amount.

“Schedule” means any schedule referred to in this Agreement, which shall be an integral part of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Seller Intellectual Property” means all Intellectual Property owned by, licensed to, or otherwise used by any Seller in or in relation to the Business.

“Share Price” means the average closing price per share of the Common Stock on the New York Stock Exchange during the ten (10) trading days immediately prior to the Effective Date.

“Signing Escrow Amount” means the amount of One Million Dollars ($1,000,000.00), to be paid in cash to the Escrow Agent by the Company pursuant to Section 3.2 hereof.

“Stock Consideration” means a number of shares of unregistered Common Stock equal to Five Million Five Hundred Thousand Dollars ($5,500,000.00) divided by the Share Price, as evidenced by delivery of confirmation of book entry shares representing such shares of Common Stock to the Sellers pursuant to Section 3.1 hereof.

“Taxes” means all taxes, assessments, and charges imposed by any federal, state, local, or foreign taxing authority, including interest, penalties and additions thereto.

“Third Party Payor Programs” mean those private, non-governmental programs, including private insurance and managed care plans, under which the Sellers and the Centers, in whole or in part, directly or indirectly, are receiving payments.

Article II

PURCHASE AND SALE OF ASSETS

Section 2.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, the Sellers shall, on the Closing Date, sell, transfer, convey and assign to the Company, and the Company shall purchase, all of the Assets, free and clear of all liens, claims or encumbrances whatsoever except for Permitted Encumbrances.

Section 2.2 Excluded Assets. Notwithstanding anything to the contrary contained elsewhere in this Agreement, the following items (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets, and will remain the property of the Sellers after the Closing:

(a) any and all cash, cash equivalents and security deposits;

(b) Sellers’ record books, minute books, tax records and any records that by law Seller is required to retain in its possession;

(c) all of Sellers’ insurance policies and rights thereunder, including, without limitation, any life insurance policies covering the officers or members of Sellers;

(d) any refunds, credits, rebates or similar payments relating to Taxes that are associated with Sellers’ ownership or operation of the Business and the Assets for taxable periods (or portions thereof) ending on or prior to the Closing Date;

(e) any Contracts identified in writing by the Company prior to Closing as not being assumed by the Company pursuant to this Agreement;

(f) all rights in connection with and assets or liabilities of any Seller Plan and their ERISA Affiliates; and

(g) those assets listed and described on Schedule 2.2.

Article III
CONSIDERATION FOR PURCHASE OF ASSETS

Section 3.1 Delivery of Closing Consideration to Sellers. At the Closing, in consideration of the sale of the Assets to the Company by the Sellers as set forth in Section 2.1, the Company shall deliver to the Sellers the Closing Consideration as follows: (i) the Cash Consideration, by wire transfer of immediately available funds to an account designated by the Sellers’ Representative, and (ii) the Stock Consideration, by issuance to the Sellers or the Members by Holdings of such number of shares of Common Stock constituting the Stock Consideration as evidenced by delivery of confirmation of book entry shares representing such shares of Common Stock. The Closing Consideration will be paid to and allocated among the Sellers as set forth on Annex B.

Section 3.2 Escrow Agreement; Delivery of Signing Escrow Amount, Escrowed Cash and Escrowed Shares to Escrow Agent. The Escrow Agreement in the form attached hereto as Exhibit A (the “Escrow Agreement”) shall be executed and delivered as of the Effective Date.  On the Effective Date, the Company shall deliver the Signing Escrow Amount to Blackmore Escrow, Inc. (the “Escrow Agent”), by wire transfer of immediately available funds to an account designated by the Escrow Agent pursuant to the Escrow Agreement. At the Closing, the Company shall, pursuant to the Escrow Agreement, deliver to the Escrow Agent the Escrow Amount less the Signing Escrow Amount as follows: (i) the Escrowed Cash, by wire transfer of immediately available funds to an account designated by the Escrow Agent, and (ii) the Escrowed Shares, as evidenced by delivery of confirmation of book entry shares representing such Escrowed Shares.

Section 3.3 Earnout Consideration.

(a) Subject to the other terms and conditions of this Section 3.3, the Sellers shall be entitled to receive, as consideration for the sale of the Assets to the Company, an amount (as applicable, the “Earnout Amount”) equal to (i) One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) of the Escrow Amount ($750,000.00 of Escrowed Cash and $750,000.00 worth of Escrowed Shares) if the Adjusted EBITDA of the Company attributable to the Assets for the fiscal year ending December 31, 2016 reaches Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) (“Adjusted EBITDA Target 1”), or (ii) Two Million and No/100 Dollars ($2,000,000.00) of the Escrowed Amount ($1,000,000.00 of Escrowed Cash and $1,000,000.00 worth of Escrowed Shares) if the Adjusted EBITDA of the Company attributable to the Assets for the fiscal year ending December 31, 2016 reaches Three Million and No/100 Dollars ($3,000,000.00) (“Adjusted EBITDA Target 2 and, together with Adjusted EBITDA Target 1, the “Adjusted Ebitda Targets”).

(b) No later than March 31, 2017, Parent shall deliver to the Sellers’ Representative a statement (the “Earnout Statement”) setting forth Parent’s calculation of the Adjusted EBITDA attributable to the Assets for the fiscal year ended December 31, 2016 (the “2016 Adjusted EBITDA Amount”). 2016 Adjusted EBITDA Amount shall be calculated in accordance with the example calculation set forth on Annex C.

(c) The Sellers’ Representative and its accountants shall be entitled to review any working papers, trial balances and similar materials related to the Earnout Statement and the calculation of the 2016 Adjusted EBITDA Amount prepared by Parent or its accountants.  Parent shall also provide the Sellers’ Representative and its accountants with reasonable access, during normal business hours, to Parent’s relevant employees and outside accountants, properties, books and records to the extent involved with or related to the calculation of the 2016 Adjusted EBITDA Amount.

(d) If, within thirty (30) days following delivery of the Earnout Statement, the Sellers’ Representative has not given Parent written notice of its objection to the calculation of the 2016 Adjusted EBITDA Amount reflected therein (which notice shall state in reasonable detail the basis of the Sellers’ Representative’s objection), then Parent’s calculation of the 2016 Adjusted EBITDA Amount shall be binding and conclusive on the parties for all purposes hereunder and not appealable.

(e) If the Sellers’ Representative gives Parent such notice of objection within the 30-day period referenced in Section 3.3(d) above with respect to the Earnout Statement and if the Sellers’ Representative and Parent fail to resolve the issues outstanding with respect to Parent’s calculation of the 2016 Adjusted EBITDA Amount within 30 days of Parent’s actual receipt of Sellers’ Representative’s objection notice, the Sellers’ Representative and Parent shall submit the issues remaining in dispute in writing to the Independent Accountants  for resolution in accordance with the terms of this Section 3.3(e).  If issues are submitted in writing to the Independent Accountants for resolution pursuant to this Section 3.3(e), (A) Michael Handley (or such employee of the Company serving as successor to Mr. Handley) (the “Company Reviewing Party”) and Parent shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss issues with the Independent Accountants; (B) the determination by the Independent Accountants, as set forth in a written notice to be delivered to Parent, the Company Reviewing Party and the Sellers’ Representative within 30 days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and not appealable and shall be used in the calculation of the 2016 Adjusted EBITDA Amount, and (C) Parent and the Sellers (collectively) shall each bear 50% of the fees and costs of the Independent Accountants for such determination.

(f) No later than five (5) Business Days after the final determination that an Earnout Amount is payable in accordance with this Section 3.3, Parent shall instruct the Escrow Agent to release the Earnout Amount pursuant to the terms and conditions set forth in the Escrow Agreement. The stock portion of any Earnout Amount shall be paid to Sellers or the Members as directed by Sellers’ Representative at the time of such payment.  Any Earnout Amount payable to Sellers will be paid to and allocated among the Sellers as set forth on Annex B. Notwithstanding anything herein to the contrary, at the time that any Earnout Amount is required to be released from the Escrow Amount to the Sellers under this Agreement, Parent shall be entitled, upon written notice to the Sellers’ Representative specifying in reasonable detail the basis therefor in accordance with the provisions of this Agreement, to set off against such Earnout Amount payable to Sellers any amounts to which it may be entitled hereunder.

(g) The payment of an Earnout Amount to Sellers shall be treated by Parent, the Company, the Sellers and the Members as an adjustment to the Purchase Price for all income tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to such payment causes any such payment not to be treated as an adjustment to the Purchase Price for tax purposes.

(h) During the Applicable Period, except as otherwise agreed to in writing by the Sellers’ Representative:

(i) Parent shall not act in a manner the primary intent of which is to adversely affect the ability of the Assets to achieve the Adjusted EBITDA Targets; provided, however, that except as required by the parties’ implied contractual covenant of good faith and fair dealing, Parent will have the authority and freedom to operate the Business and Assets following the Closing without limitation under this Agreement;

(ii) Parent shall maintain separate books and records necessary to calculate the 2016 Adjusted EBITDA Amount.

(i) Notwithstanding anything set forth to the contrary in this Agreement, (i) in the event of any controversy, dispute or claim arising out of this Section 3.3 involving or relating to the calculation or determination of the 2016 Adjusted EBITDA Amount and the Earnout Amount (any such dispute, a “Calculation Dispute”) such Calculation Dispute will be resolved in accordance with, and the parties’ sole remedies will be set forth in, Section 3.3(e) hereof, and (ii) in the event of any controversy, dispute or claim arising out of this Section 3.3 that is not a Calculation Dispute (any such dispute, a “Non-Calculation Dispute”), the Sellers’ Representative and Parent (including any designated representatives thereof) shall negotiate in good faith for a period of at least 45 days following the time at which notice is provided to the Sellers’ Representative or Parent, as applicable, of such Non-Calculation Dispute to conclusively resolve such Non-Calculation Dispute.  In the event that such Non-Calculation Dispute remains unresolved following the end of such 45-day period, then either Parent or the Sellers’ Representative, as applicable, will be permitted to bring a claim in accordance with Article X of this Agreement.

(j) Notwithstanding any provision to the contrary herein, in the event that during the Applicable Period, the Company or Parent (i) consummates a transaction for the sale or other disposition of all or substantially all of its assets or a merger, consolidation, recapitalization or other transaction in which any Person who is not an owner of an interest in the Company or Parent on the Closing Date becomes a beneficial owner, directly or indirectly, of fifty percent (50%) or more of the voting power of all interests in the Company or Parent, or (ii) the Company or Parent makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Company or Parent seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief of composition of its debts under any Law relating to bankruptcy, insolvency, or reorganization, Sellers may, upon written notice to Parent (such notice, the “Acceleration Notice”), elect to have paid in full the maximum Earnout Amount of $2,000,000.00.  Upon receipt of any Acceleration Notice, Parent shall instruct the Escrow Agent to release such Earnout Amount pursuant to the terms and conditions set forth in the Escrow Agreement.

Section 3.4 Release from Escrow. Within ten (10) days following the first anniversary of the Closing Date (the “Escrow Release Date”), and assuming no claims by any Company Indemnitee are pending as of the Escrow Release Date, Parent shall direct the Escrow Agent to pay to Sellers the Escrowed Cash and the Escrowed Stock less (i) $1,000,000.00 of Escrowed Cash and $1,000,000.00 worth of Escrowed Stock subject to the earnout provisions of Section 3.3 above, and (ii) any amounts paid to a Company Indemnitee pursuant to Article X below, in accordance with the terms of the Escrow Agreement.  If a claim by a Company Indemnitee is pending as of the Escrow Release Date, then Parent shall direct the Escrow Agent as set forth above in this Section 3.4 within ten (10) days of the final resolution of such claim.

Section 3.5 Assumed Liabilities. As of the Closing Date, the Company shall assume and agree to pay, perform and discharge in accordance with the respective terms thereof, each of the following (collectively, the “Assumed Liabilities”):

(a) accounts payable and current liabilities incurred by Sellers through the Closing Date in the ordinary course of business consistent with Sellers’ past practice that are within 45 days from the respective invoice date and any accrued vacation, holiday and sick pay of the Transferred Employees as set forth on Schedule 3.5 to be delivered to the Company 10 days prior to Closing, in an aggregate amount not to exceed acquired Accounts Receivable aged 90 days or less; and

(b) any obligation or liability accruing, arising out of, or relating to the ownership or operation of the Business or the Assets after the Closing Date.

Notwithstanding the foregoing or any other provision to the contrary herein, the Company assumes any liability under the WARN Act that arises (1) as a result of the transactions contemplated by this Agreement, or (2) after the Closing.  The Company agrees to defend, indemnify and hold Sellers harmless from and against any such WARN Act liability.

Section 3.6 Excluded Liabilities. Except as expressly provided to the contrary in Section 3.5 above, neither Holdings, Parent nor the Company shall assume, take responsibility for or be obligated to pay any liabilities, debts or other obligations of any kind (including under any employee benefit plan) of the Sellers or their Affiliates (collectively, the “Excluded Liabilities”). Without limiting the foregoing, each Seller acknowledges that the Excluded Liabilities shall include the following:

(a) Any and all liability arising under any Third Party Payor Program, including without limitation, liability arising from false or fraudulent claims, overpayments, set-offs, recoupments, overbilling, civil money penalties, credit balances, inappropriate coding or inadequate documentation, provider agreement, or state survey agency report or action related to any time period prior to the Closing Date regardless of whether any such claims of liability arise prior to or after the Closing Date;

(b) Any liability of any Seller or Affiliate of any Seller under the Seller Plans or relating to payroll, compensation, vacation, sick leave, workers’ compensation, unemployment benefits, retirement or pension benefits, employee equity incentive or profit sharing plans, healthcare plans or benefits, bonus or commission arrangements, severance or other termination pay or benefits, or any other employer plans or benefits for any Seller, its subsidiaries or any employees or former employees of such Seller or its subsidiaries;

(c) Any losses, costs, expenses, damages, claims, demands and judgments of every kind and nature (including the defenses thereof and reasonable attorneys' and other professional fees) related to, arising out of, or in connection with the parties' waiver of compliance with any bulk sales act or any similar statute as enacted in any jurisdiction, domestic or foreign (if applicable);

(d) Any liability or obligation arising out of any breach by any Seller prior to the Closing of any provision of any agreements of such Seller or any other contract to which such Seller is a party;

(e) Any liability of any Seller with respect to any claim or cause of action, regardless of when made or asserted, which arises (i) out of or in connection with the business and operations of such Seller (including without limitation the Business) prior to the Closing, (ii) with respect to any goods or services provided by any Seller prior to the Closing, including without limitation, any liability or obligation (A) pursuant to any express or implied representation, warranty, agreement, or guarantee made by such Seller or (B) imposed or asserted to be imposed by operation of law, in connection with any service performed or product designed, manufactured, sold, or leased by or on behalf of such Seller prior to the Closing, including without limitation, any claim related to any product delivered in connection with the performance of such service and any claims seeking to recover for consequential damage, lost revenue, or income, including pursuant to any doctrine of product liability, or (iii) out of or in connection with the business and operations of any Seller (including without limitation the Business) prior to the Closing under any federal, state, or local law, rule, or regulation;

(f) Any liability or obligation, arising prior to or as a result of the Closing, to any employee, agent, or independent contractor of any Seller, whether or not employed by Company after the Closing, or under any benefit arrangement with respect thereto;

(g) Any liability of any Seller existing at the Closing, including any liability related to any matter described in the Schedules to this Agreement;

(h) Any liability related to the Excluded Assets;

(i) Any liability or obligation for Taxes, withholdings, assessments, charges, fees, and impositions, including interest and penalties thereon or with respect thereto, whether disputed or not, related to the operation of the Business prior to the Closing or related to Sellers’ other businesses prior to or after the Closing, including any liabilities or obligations of any Seller relating to sales and use, transfer, documentary, income or other Taxes levied on the transfer of the rights and Assets pursuant to this Agreement; and

(j) Subject to Section 3.5(a), all wages, commissions, vacation, holiday, workers’ compensation and sick pay obligations of Sellers with respect to Sellers’ employees, agents or independent contractors accrued through the Closing Date and all bonuses and fringe benefits as to such employees accrued through the Closing Date, and all severance pay obligations of Seller to employees resulting from Sellers’ consummation of the transactions contemplated by this Agreement.

Section 3.7 Allocation of Purchase Price and Assumed Liabilities. The parties agree that they will agree upon the allocation of the Purchase Price (and all other capitalized costs) among the Assets in accordance with Section 1060 of the Code (and any similar provisions of state, local or foreign law, as appropriate) (“Tax Allocation”) by the Closing Date.  The Company and Sellers shall report, act and file all Tax Returns (including, but not limited to IRS Form 8594) in all respects and for all purposes consistent with such Tax Allocation.  Neither the Company nor any Seller shall take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with such Tax Allocation, unless required to do so by applicable law.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLERs AND MEMBERS

The Sellers and the Members hereby jointly and severally represent and warrant to the Company, Parent and Holdings as set forth below.  For purposes of these representations and warranties (other than those in Section 4.2), the term “Seller” or “Sellers” shall include any subsidiaries of such Seller(s), unless otherwise noted herein.

Section 4.1 Entity Organization. Each Seller is a for-profit limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has the full right, power and authority to own, lease and operate all of its properties and assets (including the Assets) and to carry out its business (including particularly the Business).  Each Seller is duly qualified as a foreign limited liability company, and is in good standing, in each jurisdiction where the character of its properties or assets or the nature of its business makes such qualification necessary, except where failure to be so qualified or in good standing would not be material to such Seller. Each jurisdiction in which a Seller is qualified to do business is listed on Schedule 4.1.  Complete and accurate copies of the organizational documents of each Seller have been made available to the Company.

Section 4.2 Authority. Each Seller and each Member has all requisite right, power and authority to execute, deliver and perform this Agreement and each other instrument, agreement or certificate contemplated by this Agreement to be executed by each such Seller or each such Member in connection with the consummation of the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each Seller have been duly and validly authorized and approved by all necessary governing action. This Agreement has been duly and validly executed and delivered by each Seller and each Member and constitutes the legal, valid and binding obligation of Sellers and the Members, enforceable against Sellers and the Members in accordance with its terms, except as may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally or as may be modified by a court of equity in an action for specific performance.

Section 4.3 Capitalization.

(a) Schedule 4.3(a) sets forth the percentage of each class of membership interests of each Seller and the name and address of each record holder of such membership interests.  No membership interest of any Seller was issued in violation of any preemptive or subscription rights or rights of first refusal. No Seller has violated the Securities Act or any other applicable Legal Requirements in connection with the offer, sale or issuance of any membership interests or any other ownership interest or equity securities.  The membership interests of each Seller set forth on Schedule 4.3(a) represent 100% of the issued and outstanding membership interests of such Seller. There are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate any Seller to issue, transfer or sell any equity interests of such Seller.

(b) There are no Subsidiaries of any Seller that are not included in the definition of “Sellers”.

Section 4.4 Consents and Approvals; No Violations. Except as set forth on Schedule 4.4, the execution, delivery and performance of this Agreement by Sellers and the Members will not (with or without the giving of notice or the passage of time, or both) (i) violate any applicable provision of law or any rule or regulation of any federal, state or local administrative agency or governmental authority applicable to any Seller or any Member, or any order, writ, injunction, judgment or decree of any court, administrative agency or governmental authority applicable to any Seller or any Member, (ii) violate the organizational documents of any Seller, (iii) require any consent under or constitute a default under any agreement (including any Contract), indenture, mortgage, deed of trust, lease, license, permit or other instrument to which any Seller or any Member is a party or by which it or its properties or assets is bound, or any license, permit or certificate held by it, (iv) require any consent or approval by, notice to or registration with any Governmental Authority or (v) result in the creation of any lien, claim, encumbrance or charge upon any of the property or assets of any Seller.

Section 4.5 Financial Statements. Schedule 4.5 contains complete and correct copies of the (i) compiled financial statements of Sellers with respect to the Business for the two most recent fiscal years, (ii) compiled financial statements of Sellers with respect to the Business for the period from January 1, 2015 to October 31, 2015 and (iii) the unaudited balance sheet (the “Reference Balance Sheet”; the date of the Reference Balance Sheet, the “Reference Balance Sheet Date”) as of October 31, 2015 (collectively, the “Financial Statements”). Except as set forth on Schedule 4.5, the Financial Statements have been prepared from and in accordance with the books and records of Sellers, and fairly present, in all material respects, the financial condition of Sellers as of such dates and the results of operations and cash flows of Sellers for the periods specified.  The Financial Statements do not reflect the operations of any entity or business not intended to constitute a part of the Business.

Section 4.6 No Undisclosed Liabilities. Except as disclosed in Schedule 4.6, no Seller has any liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, except for (i) liabilities or obligations reflected or reserved against in the Reference Balance Sheet and (ii) current liabilities incurred in the ordinary course of business of such Seller consistent with past practice since the Reference Balance Sheet Date.

Section 4.7 Indebtedness. Except as disclosed in Schedule 4.7, there exists no indebtedness of any Seller related to the Business or Assets that is not reported in the Financial Statements.

Section 4.8 Taxes. Except as set forth in Schedule 4.8, each Seller has timely filed all returns, declarations, reports, information returns and statements required to be filed by it (as a member of an affiliated group or otherwise) in respect of any Taxes and all Taxes currently due and payable by any of them have been paid. Except as set forth in Schedule 4.8, no written notice of any proposed tax deficiency, assessment or levy has been received by or with respect to any Seller. Each Seller has duly withheld from each payment from which such withholding is required by law, the amount of all Taxes required to be withheld therefrom and has paid the same (to the extent due), or otherwise set aside, together with the employer’s share of the same, if any, to the proper tax receiving officers. There are, except for Permitted Encumbrances, no tax liens on any of the assets of any Seller. Except as set forth in Schedule 4.8, no Seller has any liability for the Taxes of any Person as a transferee or successor, by contract or otherwise.

Section 4.9 Real Properties.

(a) No Seller owns any real property.

(b) Schedule 4.9(b) sets forth a true, complete and correct list (with addresses) of each leased or subleased premises used by any Seller, whether or not pursuant to written or oral lease or sublease (the “Leased Real Properties” or “Seller Properties”). All leases relating to the Leased Real Properties were entered into in arm’s length transactions.  For each of the Leased Real Properties, (A) such Seller has a valid leasehold interest, free and clear of all Encumbrances, other than Permitted Encumbrances, (B) such Seller has the right to use (and have quiet enjoyment of) such Leased Real Properties for the purposes for which it is being used, (C) such Seller has not received any written notice of a dispute concerning the occupancy or use thereof, (D) each lease or sublease therefor is legal, valid and binding, in full force and effect, and enforceable against such Seller and to the Knowledge of Sellers, the other parties thereto, in accordance with its terms, subject to laws of general application relating to the rights of creditors generally and the availability of equitable remedies, and (E) neither such Seller nor, to the Knowledge of Sellers, any other party to such lease or sublease is in material default thereunder (with or without notice or lapse of time, or both), nor has any material default been, to the Knowledge of such Seller, threatened. Each Seller enjoys exclusive, peaceful and undisturbed possession of all of its respective Leased Real Properties in all material respects, in each case subject to the terms and conditions of the applicable lease.

(c) To Sellers’ Knowledge, the Sellers’ operations on any Seller Properties, including improvements thereon, do not violate any applicable rule, regulations, law, statute or code, including, but not limited to, any building code zoning requirement, or classification, and such non-violation is not dependent, in any instance, on any non-conforming use exceptions or similar exceptions. There are no pending or, to Sellers’ Knowledge, threatened legal proceedings or administrative actions of any kind or character regarding or relating to the Seller Properties or Sellers’ interest therein. No Seller has received any written notice from any city, county, state, federal or other applicable Governmental Authority of any violation of any law, statute, ordinance, regulation or administrative or judicial order or holding with respect to or regarding the Seller Properties, which violation has not been satisfactorily corrected.  To Sellers’ Knowledge, the improvements and fixtures on all of the Seller Properties are, subject to ordinary wear and tear, adequate and suitable in all material respects for the purposes for which they are presently being used, and there are no defects in the structural elements of the improvements on the Seller Properties. There is no condemnation or proceeding pending or, to the Knowledge of any Seller, threatened against any of the Seller Properties or any improvement thereon. There are no mechanics’ or materialmen’s liens of record against the Seller Properties, nor are there any unsatisfied charges, debts, liabilities, claims or obligations incurred by or on behalf any Seller and relating to the Seller Properties that could give rise to any mechanics’, materialmen’s, constitutional, statutory or common law lien against the Seller Properties, or any part thereof.

(d) Except as set forth on Schedule 4.9(d), and to Sellers’ Knowledge, no Hazardous Substances have been generated, stored, released, treated or disposed of on, under, to, from or about the Seller Properties in violation of any law, rule, legal requirement or regulation applicable to the Seller Properties which regulates or controls matters relating to the environment or public health or safety (“Environmental Laws”). No Seller has received any written notice, demand or claim from (nor delivered any notice to) any federal, state, county, municipal or other governmental department, agency or authority, or any third party, nor is any Seller aware of any circumstances that could give rise to any notice, demand or claim, concerning any Hazardous Substance release, discharge or seepage. As used in this Agreement, the term “Hazardous Substances” shall mean any substance or material which is regulated, listed, defined or deemed to be a waste, contaminant or pollutant, or substance or potentially harmful, hazardous or toxic to human health or safety or the environment pursuant to any Environmental Laws, including, but without limitation, petroleum, petroleum based product and any petroleum constituent. Except as set forth on Schedule 4.9(d), to Sellers’ Knowledge, there are no underground storage tanks located on the Seller Properties.

Section 4.10 Assets; Title to Property. Except as set forth in Schedule 4.10, with respect to Permitted Encumbrances or in the case of assets disposed of in the ordinary course of business, Sellers have good and marketable title (free and clear of all liens, claims or encumbrances of any kind) to all (i) personal property and assets (tangible and intangible) reflected as owned by Sellers on Schedule 1.6, or otherwise used in the conduct and operation of the Business; (ii) properties and assets acquired in the ordinary course of business and consistent with past practice and have such title free and clear of all Encumbrances of any nature whatsoever, except, in either instance, for leased property used in the Business, with respect to which the Sellers have good and marketable title to the leasehold estate appertaining thereto; and (iii) all tangible personal properties (other than inventory) are in good operating condition and repair and are fit for the particular purpose for which they were acquired, ordinary wear and tear excepted.  All of the rights and Assets being acquired by Company, whether owned or leased, are in the possession and control of the Sellers and are located at the premises currently used for the operation of the Business.

Section 4.11 Absence of Changes. Except as set forth in Schedule 4.11, since December 31, 2014, there has not been with respect or related to the Business or the Assets:

(a) any material and unrepaired damage or destruction, loss or other casualty, however arising and whether or not covered by insurance;

(b) any indebtedness incurred by any Seller for borrowed money (except by endorsement for collection or for deposit of negotiable instruments received in the ordinary course of business and except for debts and liabilities incurred in the ordinary course of business consistent with prior practices), or any agreement to incur any such indebtedness other than intercompany indebtedness;

(c) any change in the accounting methods or practices of any Seller or any change in depreciation or amortization policies or rates theretofore adopted;

(d) any amendment or termination, or any written notice of termination, of any contract, agreement, lease, franchise or license to which any Seller is a party or by which it is bound;

(e) any liability or obligation incurred by any Seller, except current liabilities for trade or business obligations incurred in the ordinary course of business consistent with past practice, or any cancellation or compromise by any Seller of any debt or claim other than in the ordinary course of business consistent with past practice, or any waiver or release by any Seller of any right of substantial value to the Business;

(f) except in the ordinary course of business and consistent with past practice, any grant or extension of any power-of-attorney or guaranty in respect of the obligation of any Person;

(g) except for Permitted Encumbrances and other than in the ordinary course of business, any mortgage, pledge or other encumbering of any of the Assets;

(h) any sale, transfer, lease, abandonment or other disposal of any material portion of the Assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business consistent with past practice;

(i) any assignment, transfer, licensing, grant or other disposal of any Intellectual Property (as defined in Section 4.12 hereof);

(j) any grant by any Seller of any general increase in the compensation of any of the employees of any Seller who are deemed by such Seller to be employed by or working directly in the Business; or any grant by any Seller of any increase in compensation payable to or to become payable to any such employee; or any agreement by any Seller entered into with any employee; except (with regard to all of the above in this Section 4.11(j)) in the ordinary course of business and consistent with past practice;

(k) with respect to the Business, any capital expenditure made, or any commitment to make any capital expenditure, for any tangible or intangible capital assets, additions or improvements, except capital expenditures in the ordinary course of business and capital expenditures that do not exceed $25,000 in any instance or $100,000 in the aggregate;

(l) any action taken or omitted to be taken that would result in the occurrence of any of the foregoing; or

(m) any sale or other transfer of any interest or rights in the Business or Sellers.

Section 4.12 Intellectual Property.

(a) Schedule 4.12(a) sets forth for the Seller Intellectual Property, a complete and accurate list of all domestic and foreign (i) Patents and Patent applications; (ii) Trademark registrations and applications, and material unregistered Trademarks; (iii) registered Copyrights and material unregistered Copyrights; (iv) Domain Names; and (v) any other Seller Intellectual Property that is the subject of an application, certificate or registration issued by any Governmental Authority (collectively, the “Registered Intellectual Property”); in each case listing the name and current owner and showing the jurisdiction in which each such Registered Intellectual Property has been issued, applied for, or registered and the application, serial or registration number.  None of the Registered Intellectual Property has lapsed, expired, or been abandoned or withdrawn.  The Sellers have taken sufficient measures to protect the Registered Intellectual Property and to perfect the chain of title recorded with the applicable Governmental Authority (including without limitation the United States Patent and Trademark Office) with respect to each such item of Registered Intellectual Property.

(b) Except as set forth in Schedule 4.12(b), (i) no Person other than Sellers has the right to use any of the Seller Intellectual Property, Sellers have all right, title and interest in and to all Seller Intellectual Property free and clear of all Encumbrances and as necessary for the use of the Assets as used in the conduct of the Business, and the use by Sellers of any of the Seller Intellectual Property will not, to the Knowledge of Sellers, cause conflict with, infringe, misappropriate, dilute or interfere with the Intellectual Property, proprietary or other rights of any third party, (ii) Sellers have all licenses necessary to use the Intellectual Property of any Person that is used in the Business, and each such license is assignable to the Company without the consent of any Person; and (iii) documentation for the continuance of registrations and applications for registration have been timely filed with the appropriate authorities for the Patents, Trademarks, and Copyrights used in the Business as indicated in Schedule 4.12(b).  Except as set forth in Schedule 4.12(b), no Seller has received any written notice that (a) any operation or activity of any Seller in connection with its ownership or operation of the Business or exploitation of the Assets infringes, misappropriates, dilutes or interferes with the Intellectual Property rights of third parties or requires payment to any third parties or otherwise infringes, misappropriates, dilutes or interferes with any Patent, Trademark, Copyright of any third party or any other Intellectual Property right of any third party, (b) any of the Seller Intellectual Property has been declared invalid by a judicial or administrative tribunal or is the subject of a pending or threatened litigation, claim, interference, opposition or cancellation proceeding or an action for declaration of invalidity, or is infringed by the activities of another, or (c) any third party has filed a Patent, Trademark or Copyright application for registration for any aspect of the Seller Intellectual Property.  To the Knowledge of Sellers, no Person has or is infringing or misappropriating any of the Seller Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the loss of, or otherwise adversely affect, any ownership rights of any Seller (or Company after the Closing Date) of the Seller Intellectual Property.

(c) To the extent that any Seller Intellectual Property has been developed or created by a current or former employee or any consultant, contractor or other Person for or on behalf of a Seller, such Seller has executed a valid and enforceable agreement with such employee or Person assigning all of such Person’s rights in and to such Seller Intellectual Property to Seller and thereby has obtained exclusive ownership of all Seller Intellectual Property by valid assignment.  Seller has taken all necessary actions to maintain the confidentiality, secrecy and value of the Confidential Information and Trade Secrets of Seller, and neither have been used by nor disclosed to any Person except pursuant to valid and enforceable non-disclosure agreement with commercially reasonable protections of the Confidential Information and Trade Secrets made available to such Person.  To Sellers’ Knowledge, there has not been any breach by any third party of any confidentiality obligation to any Seller with respect to the Confidential Information and Trade Secrets included in or related to the Assets.  All current and former employees, independent contractors and consultants of the Seller, who have had access to such Confidential Information and/or Trade Secrets have entered into valid and enforceable confidentiality agreements with Seller.

(d) All material computer hardware, data storage systems, computer and communications networks (other than the internet), architecture interfaces and firewalls (whether for data, voice, video, or other media access, transmission, or reception) and other apparatus used in the Business to create, manipulate, store, transmit, exchange, or receive information in any form (i) operate and perform in all material respects in accordance with their documentation and functional specifications, and (ii) do not contain any disabling or destructive code or virus that would impede or result in the disruption of the operation of the Business.

Section 4.13 Leases and Contracts.

(a) Each contract to which any Seller is a party (collectively, the “Contracts”), a list of which is set forth in Schedule 4.13, is in full force and effect. Each Contract is valid, binding and enforceable against such Seller in accordance with its terms, except as limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws presently or hereafter in effect affecting the enforcement of creditors’ rights generally.

(b) Except as set forth in Schedule 4.13, no event or condition presently exists which constitutes a default or breach, or, after notice or lapse of time or both, would constitute a default or breach by any Seller or, to the Knowledge of Sellers, of any other party thereto, under any of the Contracts, and such Seller will not do any act or omit to do any act prior to Closing which would cause such a default or breach.  Except as set forth in Schedule 4.13, there are no claims or offsets asserted to a Seller in writing under any of the Contracts, and no Seller has received any written notice that any such Contract is to be terminated or not renewed.

(c) Except as described in Schedule 4.13, there does not exist any security interest, lien, encumbrance or claim of others created or suffered to exist on any interest created under any of the Contracts.

(d) No purchase commitment by any Seller is in excess of its ordinary business requirements.

(e) Except as set forth in Schedule 4.13, none of the Contracts contains any provision, agreement or covenant not to compete limiting the ability of the Company to operate the Business without restriction after the Closing Date or that prohibits the assignment of such Contract.

Section 4.14 Licenses and Permits. Each Seller has all local, state and federal licenses, including permits, registrations, certificates, consents, accreditations and approvals (collectively, the “Licenses and Permits”) necessary to conduct the Business in the manner currently conducted and/or to receive payments from any Third Party Payor Programs for furnishing addiction treatment services and providing diagnostic laboratory services and is in compliance with all requirements applicable to such Licenses and Permits. A list of all Licenses and Permits is set forth on Schedule 4.14. Except as set forth in Schedule 4.14, each of the Licenses and Permits is valid and in full effect. There is no default by any Seller under any of the Licenses and Permits, and no Seller has received any notice with respect to threatened, pending, or possible revocation, termination, suspension or limitation of any of such License and Permits, nor is any Seller aware of any facts that may reasonably lead to such a revocation, termination, suspension or limitation. There are no inspections or proficiency tests for which any Seller or the Business has not yet received a report or results. Except as set forth on Schedule 4.14, all of the Licenses and Permits are assignable to the Company.

Section 4.15 Insurance. Schedule 4.15 contains a complete and correct list of all policies of insurance presently maintained by Sellers with respect to the Business, including, without limitation, errors and omissions coverage (setting forth the carrier, retrodate, whether a claims made or occurrence policy, deductible and limits).  All such policies are in full force and effect, all premiums due thereon have been paid, and no currently pending written notice of cancellation or termination has been received with respect to any such policy, and there is no default (which has not been cured) by any Seller with respect to its obligations under any such policy.  Except as set forth in Schedule 4.15, no Seller has received, since January 1, 2012, any written notice or other written communication from any insurance company declining to write insurance with respect to the Business, or canceling or materially amending any of the insurance policies of any Seller or proposing to do so.

Section 4.16 Labor Matters. Except to the extent set forth in Schedule 4.16, (a) there is no unfair labor practice charge, complaint or decision against any Seller pending before or issued by the National Labor Relations Board or any other federal agency, authority or tribunal; (b) there is no labor strike, dispute, slowdown, lockout or stoppage pending or threatened against or affecting any Seller and no Seller has experienced any such labor controversy within the last five years; (c) no Seller is a party to any collective bargaining agreement or contract with any labor union and, to the Knowledge of Sellers, no union representation question has been raised by the employees of any Seller; (d) no grievance nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending; (e) no event has occurred, and no Seller will take any action prior to the Closing, which would require notification after the Effective Date to employees under the Worker Adjustment and Retraining Act of 1988 and the regulations promulgated thereunder or which would require notification under any collective bargaining agreement or law; (f) there is no other controversy pending between any Seller and any of its employees, including, without limitation, claims arising under any local, state or federal labor and employment laws; (g) no Seller has any obligation to continue the employment of any employee or the funding of any employee benefits who or which is the subject or beneficiary of any collective bargaining agreement in the event of termination of any contract for the provision of goods or services in the geographic area related to such collective bargaining agreement; (h) except as set forth in the Contracts, no Seller is a party to any written employment or consulting contract or agreement with any Person nor are any such contracts or agreements presently being negotiated; (i) to the Knowledge of Sellers, there are no campaigns being conducted to solicit cards from any employees or election petitions pending with respect to any Seller to authorize representation by any labor organization; (j) no Seller is a party to, or otherwise bound by, any consent decree with, or citation by, any government agency relating to employees or employment practices; (k) each Seller has complied with all provisions of applicable laws or regulations pertaining to the employment of employees and access to facilities, including without limitation, relating to labor relations, equal employment, fair employment practices, entitlements, prohibited discrimination or other similar employment practices or acts, and (l) to Sellers’ Knowledge, other than the employees listed on Schedule 4.16, no key employee intends to terminate employment with any Seller or is otherwise likely to become unavailable to continue as a key employee (other than to become an employee of Parent following the Closing), nor does any Seller have a present intention to terminate the employment of any of the foregoing (other than in connection with the transactions contemplated by this Agreement).

Section 4.17 Employee Benefit Plans.

(a) Schedule 4.17(a) lists all Employee Plans that Sellers or their respective subsidiaries, or their ERISA Affiliates, sponsor, maintain, contribute or is obligated to contribute, or under which any Seller or its subsidiaries or their ERISA Affiliates, have or may have any liability, or which benefit any current or former director, employee, consultant or independent contractor of any Seller or its subsidiaries, or their ERISA Affiliates, or the beneficiaries or dependents of any such person (each, a “Seller Plan”).  With respect to each Seller Plan, Sellers have made available to the Company true, complete and accurate copies of each of the following: (i) if the Seller Plan has been reduced to writing, the Seller Plan document together with all amendments to such Seller Plan, (ii) if the Seller Plan has not been reduced to writing, a written summary of all material terms of such Seller Plan, (iii) if applicable, copies of any trust agreements, custodial agreements, insurance policies, administrative agreements and similar agreements, and investment management or investment advisory agreements, (iv) copies of any summary plan descriptions, employee handbooks or similar employee communications, (v) in the case of any Seller Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination letter or opinion letter from the IRS and any related correspondence, and a copy of any pending request for such determination, (vi) in the case of any funding arrangement intended to qualify as a VEBA under Section 501(c)(9) of the Code, a copy of the IRS letter determining that such Seller Plan so qualifies and (vii) in the case of any Seller Plan for which Forms 5500 are required to be filed, a copy of the three most recently filed Forms 5500, with schedules attached.

(b) Each Seller Plan that is intended to be qualified under Section 401(a) of the Code is so qualified.  Each Seller Plan, including any associated trust or fund, has been administered in accordance with its terms and with applicable legal requirements, and nothing has occurred with respect to any Seller Plan that has subjected or could subject any Seller to a penalty under Section 502 of ERISA or to an excise Tax under the Code, or that has subjected or could subject any participant in, or beneficiary of, a Seller Plan to a tax under Section 4973 of the Code.  Each Seller Plan that is a qualified defined contribution plan is an “ERISA Section 404(c) Plan” within the meaning of the Code, ERISA and applicable regulations.  All required contributions to, and premium payments on account of, each Seller Plan has been made on a timely basis and in accordance with all applicable legal requirements.  Except as disclosed on Schedule 4.17(b) of this Agreement, there is no pending or, to the Knowledge of Sellers, threatened action relating to a Seller Plan, other than routine claims in the ordinary course of business for benefits provided for by the Seller Plans.  No Seller Plan is or, within the last six (6) years, has been the subject of an examination or audit by a Governmental Authority, is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(c) No Seller Plan is (i) a “multiemployer plan” as such term is defined in Section 3(37) of ERISA, (ii) a plan that is subject to Title IV of ERISA, Section 302 or 303 of ERISA or Section 412 or 436 of the Code, (iii) is a multiple employer plan as defined in Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA and neither Sellers nor any ERISA Affiliate has maintained, contributed to, or been required to contribute to any Seller Plan described in clauses (i), (ii), (iii) or (iv) of this Section 4.15(c).  Except as required under Section 601 et seq. of ERISA, no Seller Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment. Each Seller Plan that is a “nonqualified deferred compensation plan (within the meaning of Section 409A(d)(1) of the Code) has been operated in compliance with Section 409A of the Code, IRS Notice 2005-1, Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Seller Plan, and no employee of any Seller or any ERISA Affiliate is entitled to any gross-up or otherwise entitled to indemnification by any Seller or any ERISA Affiliate for any violation of Section 409A of the Code.  The consummation of the transactions contemplated hereby will not (i) result in an increase in or accelerate the vesting of any of the benefits available under any Seller Plan, or (ii) otherwise entitle any current or former employee, independent contractor or manager of any Seller to severance pay or any other payment from any Seller.  No Seller has any liability or obligation under any Seller Plan other than normal salary or wage accruals and paid vacation, sick leave and holiday accruals in accordance with such Seller’s past practice and policy.

(d) Each Seller and the relevant Seller Plan administrator if other than such Seller, have at all relevant times properly classified each provider of services to such Seller as an employee or independent contractor, as the case may be, for all purposes relating to each Seller Plan for which such classification could be relevant.  No Seller has incurred, and no circumstances exist under which any Seller would reasonably be expected to incur, any liability arising from the misclassification of employees as consultants or independent contractors, from the misclassification of consultants or independent contractors as employees, and/or from the misclassification of employees for wage and hour purposes.

(e) Schedule 4.17(e) lists, for each employee and independent contractor of each Seller all base compensation, bonus compensation and other compensation payable to each such individual during the past three (3) years, together with a description of all expense reimbursement and fringe benefits afforded each such individual.

Section 4.18 Seller Litigation. Except as set forth in Schedule 4.18, since January 1, 2010, there have been no claims, demands, summons, hearings, subpoenas, inquiries, known investigations, mediation, actions, audits, suits, or proceedings of any nature, civil, criminal, regulatory, investigative or otherwise (collectively, “Legal Proceedings”), pending or, to the Knowledge of Sellers, threatened, against any Seller or the Business or with respect to any employee benefit plan, at law or in equity or before or by any Governmental Authority, nor any arbitration or mediation proceeding, in each case including, without limitation, any claims, investigations, audits or proceedings relating to environmental matters or Healthcare Laws.  Seller is not subject to any judgment, order, writ, injunction or decree of any court or governmental body with respect to or affecting, directly or indirectly, the Business.  To the Knowledge of Sellers, there is no fact, circumstance, or claim which is reasonably likely to give rise to any Legal Proceeding.

Section 4.19 Compliance with Laws. Except as set forth in Schedule 4.19, no Seller is and since January 1, 2012 has not been, and, to Sellers’ Knowledge, none of Sellers’ officers, directors, employee or agents are and since January 1, 2012 have not been, in violation of, nor have received, any written notice claiming a violation of, any Healthcare Laws, or any other law, ordinance, statute, rule or regulation applicable to the Business or any of the property or assets of any Seller.

Section 4.20 Disclosures. None of the representations or warranties by Sellers herein or in any Schedule attached hereto contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained herein or therein not misleading.

Section 4.21 Transactional Effect. The sale of the Assets by Sellers pursuant to this Agreement will not result in any liability of the Company (other than payment of the Purchase Price) or any Seller and will not result in any lien upon or claim against any of the Assets in favor of creditors of any Seller.

Section 4.22 Sufficient Assets. Except as set forth in Schedule 4.22, each Seller (and not any Affiliate of such Seller) has all of the non-monetary assets, tangible or intangible, necessary for the operation and conduct of the Business as substantially now being conducted, and all of such assets (other than any leasehold interests in realty) constitute the Assets.

Section 4.23 Operation of the Business. Except as set forth in Schedule 4.23, the Business has been conducted only through Sellers and not through any Affiliate of Sellers.

Section 4.24 Brokers and Finders. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person other than the parties hereto and their counsel, and no broker or finder will have any valid claim against the Company or Parent for any brokerage or finder’s commission.

Section 4.25 Governmental Program Participation. Except as set forth in Schedule 4.25, no Seller is enrolled with or submits, directly or indirectly, claims to any Governmental Program.

Section 4.26 No Sanction or Exclusion. Except as set forth on Schedule 4.26, no Seller nor any employee or independent contractor of any Seller (i) has been convicted of or charged with any violation of law related to any Third Party Payor Program or Governmental Programs; (ii) has been convicted of, charged with, or investigated for any violation of law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances; or (iii) is excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any Third Party Payor Program or Governmental Programs, or has committed any violation of law which is reasonably expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

Section 4.27 Corporate Integrity Agreements. No Seller:  (i) is a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services or a Deferred Prosecution Agreement with the United States Department of Justice, (ii) has reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority or other entity, (iii) has been the subject of any Governmental Authority or other Third Party Payor Program investigation conducted by any federal, state or local enforcement agency, (iv) has been a defendant in any qui tam/False Claims Act litigation, (v) has been served with or received any search warrant, subpoena, civil investigative demand, or other written correspondence by or from any Governmental Authority, including any federal, state or local enforcement agency, regarding any actual or alleged violation of any Healthcare Laws, and (vi) to the Knowledge of Sellers, no Seller has committed any offense, taken any action, or omitted to take any action, which may be the basis for any of the foregoing. No Seller has made or is in the process of making a voluntary self-disclosure under the Medicare self-referral disclosure protocol established by the Secretary of the U.S. Department of Health and Human Services pursuant to ACA, or under the self-disclosure protocol established and maintained by the Office of Inspector General of the U.S. Department of Health and Human Services, or any United States Attorney, or other Governmental Authority.  No Seller is currently considering any such self-disclosure, and to the Knowledge of Sellers, no Seller has an obligation to make any such self-disclosure in lieu of repayment under ACA or any other law.

Section 4.28 Compliance Program. Each Seller maintains a compliance program that is in compliance with applicable laws and applicable compliance program guidance and the required elements to an effective compliance program issued by the United States Department of Health and Human Services Office of Inspector General for an entity of such Seller’s size and nature.

Section 4.29 Data Privacy.

(a) Each Seller has in place, and has complied and is in compliance with, written policies to protect the security and privacy of Personal Information. Sellers have made available to the Company and Parent copies of all privacy and security policies and notices governing the Sellers’ use and disclosure of Personal Information.  In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders)

and/or use of any Personal Information, each Seller is and has been in compliance with all applicable laws, ordinances, statutes, rules or regulations in all relevant jurisdictions, such Seller’s privacy and security policies and the requirements of any contract or codes of conduct to which such Seller is a party. Each Seller has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure.  Each Seller has the right pursuant to any contract or codes of conduct to which such Seller is a party and its privacy and security policies to use and disclose Personal Information for the purpose such information is and has been used and disclosed. Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, including any direct or indirect transfer of Personal Information resulting from such transactions, will violate any Seller policies or any contract or codes of conduct to which any Seller is a party as such currently exist or as existed at any time during which any of such Personal Information was collected or obtained. No person has withdrawn his or her consent to any use or processing of his or her Personal Information or requested erasure of their Personal Information by any Seller in the three years prior to the date of this Agreement, where such Seller has not complied with such request.

(b) When acting as a Business Associate of a Covered Entity or Subcontractor of a Business Associate (such terms as defined by HIPAA), each Seller has in effect agreements with each such Covered Entity and Business Associate that satisfy all of the requirements of HIPAA, such agreements permit such Seller to operate its business as it is presently conducted, and such Seller is not in breach of any such agreements. Each Seller has in effect with each entity acting as a Business Associate or Subcontractor (as defined in HIPAA) of Seller or any of its subsidiaries an agreement that satisfies all of the requirements of HIPAA and 42 CFR Part 2, and Seller is in compliance with all such agreements.  No Seller has received any complaint from any person or Governmental Authority regarding such Seller’s or any of its agents, employees or contractors’ uses or disclosures of, or security practices or security incidents regarding, Personal Information.  With regard to Personal Information, there have not been any non-permitted uses or disclosures, security incidents, or breaches involving any Seller or any of Sellers’ agents, employees or contractors.

(c) Each Seller is and has been in compliance with all applicable laws relating to data loss, identity theft and breach notification, including but not limited to applicable laws related to reporting to individuals, customers, governmental or regulatory authorities, the media or credit reporting agencies. No Seller is currently planning to conduct any such notification or investigating whether any such notification is required.

Section 4.30 Financial Relationships. Schedule 4.30 lists all financial relationships (whether or not memorialized in writing) that each Seller has or has had, directly or indirectly, with any physician, any immediate family member of a physician or any referral source, including without limitation all medical director agreements.  For purposes of this Section 4.30, the term “financial relationship” has the meaning set forth in 42 U.S.C. § 1395nn and the regulations promulgated thereunder. All such relationships comply with applicable law, including without limitation 42 U.S.C. § 1395nn.

Section 4.31 Claims and Reports. Each Seller has timely filed all claims and reports required to be filed by such Seller related to the Business prior to the Effective Date with respect to Third Party Payor Programs, all fiscal intermediaries and/or carriers, and other insurance carriers, and all such claims or reports are complete and accurate in all material respects and have been prepared in material compliance with all applicable contractual requirements and laws governing reimbursement and payment claims, and each Seller has in its possession and control all records and documentation necessary or required to support all such claims and reports. True and complete copies (which may be delivered as digital copies) of patient level claim detail for the period of time beginning October 1, 2013 (or acquisition date in the case of Keystone), and ending on or about October 15, 2015, have been made available to Company. Each Seller has paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments which have become due pursuant to such reports and billings, has not claimed or received reimbursements from any Third Party Payor Program in excess of the amounts permitted by contract or applicable law, and, to the Knowledge of Sellers, has no liability under any Third Party Payor Program for any refund, overpayment, discount or adjustment other than refunds, overpayments, discounts and adjustments that arise in the ordinary course of business consistent with the historical experience of the Centers. Except as set forth in Schedule 4.31, there are no pending appeals, overpayment determinations, adjustments challenges, audits, inquiries, litigation, or notices of intent to audit with respect to such prior reports and claims, and since January 1, 2010, neither any Seller nor the Centers has been audited, surveyed or otherwise examined in connection with any Third Party Payor Program.  Except for reports that are not yet due, there are no reports required to be filed by any Seller in order to be paid under any Third Party Payor Program for services rendered by the Centers. No Seller nor any of any Seller’s employees or contractors has presented or caused to be presented a claim for reimbursement to any third party payor that was (i) for an item or service that the claimant knew or should have known was not provided as claimed or (ii) for an item or service the claimant knew or should have known was not medically necessary.

Section 4.32 Accounts Receivable. All Accounts Receivable constitute a part of the Assets, represent and constitute bona fide indebtedness owing to a Seller, arose and will arise from bona fide transactions in the ordinary course of business, are current (except for normal claims and allowances which are consistent with past experience of the Sellers) and are not subject to any defenses, counterclaims or set-offs. Each Seller has fully performed all obligations with respect to such accounts receivable which it was obligated to perform prior to the Closing Date.

Section 4.33 Related Transactions. Except as set forth in Schedule 4.33 and except for compensation to employees of the Sellers for services rendered, no director, officer, independent contractor or equity owner of any Seller presently or during the last fiscal year: (A) is or has been a party to any material transaction with any Seller or the Centers (including, but not limited to, any contract or other arrangement) providing for the furnishing of service by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer, independent contractor or equity owner other than in its capacity as a director, officer, independent contractor or equity owner; or (B) is or has been a direct or indirect owner of any interest in any person or entity which is a present competitor, supplier or customer of any Seller or the Centers, nor does any such person receive income from any source which should properly accrue to the Centers or a Seller.

Section 4.34 Third Party Payor Programs. Schedule 4.34 contains a complete and correct list of all Third Party Payor Programs under which any Seller, directly or indirectly, is presently receiving payments with respect or related to the Business. True and correct copies of all agreements, including current compensation terms or fee schedule amounts, between such Seller and any such Third Party Payor Program have been made available to the Company. Except as provided in Schedule 4.34, no Seller has Knowledge of any notice of any action to terminate, withdraw or suspend any Seller’s participation in any Third Party Payor Program. No action is required by any Seller in order to be paid under any Third Party Payor Program for goods or services furnished prior to the Closing Date.  Except as provided in Schedule 4.34, there has been no decision by any Seller not to renew any Third Party Payor Programs.

Section 4.35 Patient List. The Company and Parent have been provided with a correct and complete list of all patients receiving goods or services from any Seller in the Centers as of November 25, 2015, identifying thereon the current insurance coverage status and all other relevant insurance information of each patient.

Section 4.36 Inventory. The inventory of the Sellers related to the Business consists of medical supplies and office supplies, all of which is merchantable and fit for the purpose for which it was acquired or manufactured, and none of such inventory is obsolete, damaged or defective.

Section 4.37 Providers. Each person (including, without limitation, each physician or other medical or nursing professional) employed or engaged, directly or indirectly, by any Seller to provide services on behalf of such Seller has obtained and maintains all necessary licensure, registration, accreditation and/or certification to provide such services in compliance with all applicable Healthcare Laws and the requirements of the Third Party Payor Programs, as applicable.  Each Seller has verified that all employees, independent contractors and other suppliers, including physicians, nurses, social workers and therapists providing clinical services on behalf of such Seller, have valid and current licenses, permits and credentials, and Sellers have conducted criminal background checks on all employees.

Section 4.38 Securities Law Matters.

(a) The shares of Common Stock to be issued to Sellers (and subsequently distributed to the Members) hereunder are being acquired for the account of such Sellers and such Members for the purpose of investment and not with a view to the resale or distribution thereof except pursuant to an effective registration under the Securities Act and applicable state securities laws, or pursuant to an available exemption from such registration requirement.

(b) (i) Each Seller and each Member are familiar with the business to be conducted by the Company, Parent and Holdings, taking into account the consummation of the transactions contemplated hereby; (ii) prior to the Effective Date, each Seller and each Member has had the opportunity to ask questions and receive answers from representatives of the Company, Parent and Holdings, concerning the business, financial condition and prospects of the Company, Parent and Holdings, and the shares of Common Stock to be issued to Sellers (and subsequently distributed to the Members) hereunder; and (iii) each Seller and each Member have received any additional information concerning the Company, Parent and Holdings that such Seller or Member has requested.

(c) Each Seller and each Member (i) is an “accredited investor,” as such term is defined in Rule 501 of Regulation D under the Securities Act, and (ii) has such knowledge and experience in financial and business matters that each Seller and each Member are capable of evaluating the merits and risks of the acquisition of the shares of Common Stock to be issued to Sellers (and subsequently distributed to the Members) hereunder.

(d) Each Seller and each Member acknowledge that the shares of Common Stock to be issued to Sellers (and subsequently distributed to the Members) hereunder have not been registered under the Securities Act, that such shares of Common Stock are “restricted securities” as defined in Rule 144 adopted under the Securities Act, and that such shares of Common Stock cannot be resold without registration under the Securities Act or under an exemption from such registration.

Article V
REPRESENTATIONS AND WARRANTIES
OF HOLDINGS, PARENT AND THE COMPANY

Holdings, Parent and the Company hereby jointly and severally represent and warrant to each Seller and each Member as follows:

Section 5.1 Entity Organization. Each of Holdings and Parent is a corporation duly incorporated, validly existing and in good standing under the laws of Nevada.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.  Each of Holdings, Parent and the Company has the full right, power and authority to own, lease and operate all of its properties and assets and to carry out its business as it is presently contemplated to be conducted.

Section 5.2 Authority. Each of Holdings, Parent and the Company has all requisite right, power and authority to execute, deliver and perform this Agreement and all other agreements necessary to effectuate the provisions of this Agreement. The execution, delivery and performance of this Agreement by each of Holdings, Parent and the Company have been duly and validly authorized and approved by all necessary governing action. This Agreement has been duly and validly executed and delivered by each of Holdings, Parent and the Company and constitutes the legal, valid and binding obligation of each of Holdings, Parent and the Company enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally or as may be modified by a court of equity in an action for specific performance.

Section 5.3 Consents and Approvals; No Violations. Except for the applicable requirements of the New York Stock Exchange and as set forth on Schedule 5.3, the execution, delivery and performance of this Agreement by each of Holdings, Parent and the Company will not (with or without the giving of notice or the passage of time, or both), (i) violate any applicable provision of law or any rule or regulation of any federal, state or local administrative agency or governmental authority applicable to each of Holdings, Parent and the Company, or any order, writ, injunction, judgment or decree of any court, administrative agency or governmental authority applicable to each of Holdings, Parent and the Company, (ii) violate the organizational documents of each of Holdings, Parent and the Company, as applicable

(iii) require any consent under or constitute a default under any agreement, indenture, mortgage, deed of trust, lease, license, permit or other instrument to which any of Holdings, Parent or the Company is a party or by which it or any of its properties or assets is bound, or any license, permit or certificate held by it, (iv) require any consent or approval by, notice to or registration with any governmental authority or (v) result in the creation of any lien, claim, encumbrance or charge upon any property or assets of any of Holdings, Parent or the Company.

Section 5.4 Legal Proceedings. Except as set forth on Schedule 5.4, neither Holdings, Parent nor the Company is engaged in, nor is there pending or, to the Knowledge of Holdings, Parent or the Company, threatened, any material action, dispute, claim, litigation, arbitration, investigation or other proceeding at law or in equity or before any governmental or other administrative agency against or involving Holdings, Parent or the Company or which could materially affect the ability of Holdings, Parent or the Company to perform any of its payment or other obligations hereunder or the transactions contemplated by this Agreement.

Section 5.5 Capitalization. As of the Effective Date, Holdings has authorized capital stock consisting of 5,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are issued and outstanding, and 70,000,000 shares of common stock, par value $0.001 per share. As of November 30, 2015, there were 22,922,311 shares of Common Stock issued and outstanding.  As of November 30, 2015, there were an additional 833,333 shares of Common Stock reserved for issuance upon the terms of outstanding options, rights, awards, or instruments to purchase or otherwise acquire Holdings common stock.  All of the issued and outstanding shares of capital stock of Holdings have been duly authorized and validly issued and are fully paid and nonassessable and are approved for listing on the New York Stock Exchange.  Parent has authorized capital stock consisting of one (1) share of common stock, par value $0.001 per share, which is issued and outstanding and held by Holdings.  Parent holds all of the issued and outstanding membership interests of the Company.

Section 5.6 Status of Holdings Common Stock to be Issued. The shares of Common Stock to be issued as a portion of the Purchase Price have been duly authorized and reserved for issuance by all requisite actions of the board of directors of Holdings and will be, when issued in accordance with this Agreement, validly authorized and issued, fully paid, nonassessable, and free of preemptive or other similar rights, and free of encumbrances (other than pursuant to the Escrow Agreement). Notwithstanding the foregoing, such shares of Common Stock are “restricted securities” as defined in Rule 144 adopted under the Securities Act and will be subject to applicable resale restrictions.

Section 5.7 Brokers and Finders. Neither Holdings, Parent nor the Company nor any of their stockholders, officers, directors, employees or agents has incurred any liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereby.

Section 5.8 SEC Reports. Except as set forth on Schedule 5.8, (i) since October 1, 2014, Holdings has filed on a timely basis all forms, reports and documents required to be filed by it with the SEC under the Exchange Act (the “Reports”) and (ii) the Reports, as of the dates they were filed with the SEC, did not contain a misstatement or omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the Effective Date, there are no outstanding or unresolved comments received from the SEC staff with respect to the Reports.

Article VI
FURTHER COVENANTS AND AGREEMENTS

Section 6.1 Covenants of the Sellers Pending the Closing. The Sellers covenant and agree that, pending the Closing and prior to the termination of this Agreement, and except as otherwise agreed to in writing by Parent, Sellers shall:

(a) Conduct the Business solely in the ordinary course and consistent with the past practices of Sellers;

(b) Pay accounts payable and other obligations of Sellers or the Business when they become due and payable in the ordinary course of business consistent with the past practices of Sellers;

(c) Promptly notify Parent (i) of any lawsuits, claims, administrative actions or other Legal Proceedings asserted, commenced or threatened against Sellers or their employees, directors or officers, involving or affecting in any way, the Business or any of the assets of the Business and (ii) of any facts or circumstances which come to its attention and which cause, or through the passage of time may cause, any of the representations and warranties set forth in Article IV to be untrue, incomplete or misleading at any time from the date of this Agreement to the Closing;

(d) Maintain and service the physical assets used by Sellers in the conduct of the Business in proper operating order and condition;

(e) Use their reasonable best efforts to keep available the services of Sellers’ present employees and agents working for or with respect to the Business and to maintain the relations and goodwill with the patients, clients and suppliers and any others having business relations with Sellers in connection with the Business;

(f) Use their commercially reasonable efforts (i) to cause all of the conditions to the obligations of Holdings, Parent and the Company under this Agreement to be satisfied on or prior to the Closing Date and (ii) to obtain, prior to the Closing, all consents of all third parties and governmental authorities set forth in Schedule 4.3. All such consents will be in writing and executed counterparts thereof will be delivered to Parent and the Company at or prior to the Closing;

(g) Provide Parent’s officers, employees, counsel, accountants and other representatives with full access to, during normal business hours, all of the books and records of Sellers related to the Business, make available to representatives of Parent knowledgeable employees of Sellers for reasonable periods of time to answer inquiries of such representatives with respect to Parent’s investigation of the Business and permit such representatives of Parent to consult with the accountants and counsel of Sellers; provided that no such activities shall unreasonably interfere with the operation of the Business;

(h) At the Closing, provide the Company, Parent and Holdings with a correct and complete list of all current patients receiving goods or services from Sellers in the Centers, identifying thereon the current insurance coverage status and all other relevant insurance information of each patient; and

(i) At all times prior to the Closing, promptly notify Parent in writing of any fact, condition, event or occurrence that will or may result in the failure of any of the conditions contained in Article VIII to be satisfied, promptly upon becoming aware of the same.

Section 6.2 Covenants of Holdings, Parent and the Company Pending the Closing. Holdings, Parent and the Company covenant and agree that, pending the Closing and except as otherwise agreed to in writing by the Sellers, each of Holdings, Parent and the Company shall use its commercially reasonable efforts to cause all of the conditions to the obligations of the Sellers under this Agreement to be satisfied on or prior to the Closing Date and to obtain, prior to the Closing, all consents of all third parties and governmental authorities set forth on Schedule 5.3.  All such consents will be in writing and executed counterparts thereof will be delivered to the Sellers at or prior to the Closing.

Section 6.3 Filings. Promptly after the execution of this Agreement, each of the parties hereto shall prepare and make or cause to be made any required filings, submissions and notifications under the laws of any domestic or foreign jurisdictions, to the extent that such filings are necessary or appropriate to consummate the transactions contemplated hereby and will use its reasonable efforts to take all other actions necessary to consummate the transactions contemplated hereby in a manner consistent with applicable law.  Each of the parties hereto will furnish to the other party (at such requesting party’s sole expense) such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

Section 6.4 Effective Time of Closing and Transfer. The Closing shall be effective for all purposes as of the close of business on the Closing Date.

Section 6.5 Announcements. Except as expressly contemplated by this Agreement or as set forth in this Section 6.5, the parties will mutually agree as to the time, form and content before issuing any press releases or otherwise making any public statements or statements to third parties with respect to transactions contemplated hereby and shall not issue any press release or, except as necessary to perform their respective obligations hereunder, discuss the transactions contemplated hereby with any third party prior to reaching mutual agreement with respect thereto, except as may be required by law or applicable requirements of the New York Stock Exchange.

Section 6.6 Costs and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each party hereto shall pay its own costs and expenses (including legal fees and expenses) incurred in connection with due diligence reviews, the preparation, negotiation and execution of this Agreement and all other agreements, certificates, instruments and documents delivered hereunder, and all other matters relating to the transactions contemplated hereby.

Section 6.7 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this

Agreement.  If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the parties shall take or cause to be taken all necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the other party for such purposes or otherwise to consummate and give effect to the transactions contemplated hereby.

Section 6.8 Cooperation and Patient Records.

(a) Each Seller agrees to fully and promptly cooperate with the Company in the transition of the clinical operations of the Business, and to ensure that there is no interruption in patient service, billings and collections, licensure, credentialing or any other transitional matter.  Each Seller further agrees that as part of such transition, such Seller will, at closing, transfer ownership of the Patient Records (to the extent transferable under applicable law) to a professional corporation to be managed by the Company, which is an affiliate of the Company, or to the Company or another subsidiary or affiliate of the Company, as designated by the Company.  Such professional corporation, the Company or another applicable affiliate or subsidiary of the Company, shall maintain the Patient Records and provide copies of the Patient Records to patients who are the subject of such Patient Records and their authorized representatives upon written request and receipt of appropriate documentation verifying the requesting individual’s identity or, if applicable, representative’s identity and authority, consistent with HIPAA.

(b) In the event a Seller is required to defend any action, suit or proceeding arising out of a claim pertaining to the Business that involves actions or events occurring prior to the Closing Date, the Company shall provide reasonable assistance and cooperation to such Seller, including witnesses and documentary or other evidence, as may reasonably be requested by such Seller in connection with its defense.  Such Seller shall reimburse the Company for its reasonable out of pocket expenses (including attorneys’ fees and expenses) incurred in providing such assistance and cooperation.

(c) In the event the Company is required to defend against any action, suit or proceeding arising out of a claim pertaining to the Business that involves actions or events occurring after the Closing Date, the Sellers shall provide reasonable assistance and cooperation to the Company, including witnesses and documentary or other evidence, as may reasonably be requested by the Company in connection with its defense. The Company shall reimburse the Sellers for their reasonable out-of-pocket expenses (including attorneys’ fees and expenses) incurred in providing such assistance.

(d) Until the final adjudication or settlement of any dispute or investigation involving Taxes arising out the Business or the operations or affairs of Sellers prior to the Closing Date, Sellers shall retain all tax books and records of Sellers relating to the Business or to the operations and affairs of Sellers before the Closing Date, but in any event until final closing or remedy is reached with respect to any such tax year.

Section 6.9 Disclosure Schedules.

(a) During the period between the Effective Date and the earlier to occur of the Closing or the valid termination of this Agreement pursuant to Article VII (the “Pre-Closing Period”), each Seller and each Member shall promptly notify the Company and Parent in writing of: (a) the discovery by any Seller or Member of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and caused or constitutes a breach of any representation or warranty made by any Seller or any Member in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of any representation or warranty made by any Seller or any Member in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; or (c) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of the conditions set forth in Article VIII impossible or unlikely.  If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 6.9(a) requires any change in the Schedules, or if any such event, condition, fact or circumstance would require such a change assuming the Schedules were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then such Seller or Member shall promptly deliver to the Company and Parent an update to the Schedules specifying such change. Notwithstanding the prior sentence, no such update shall be deemed to supplement or amend the Schedules for the purpose of (A) determining the accuracy of any representation or warranty made by any Seller or any Member in this Agreement as of the Effective Date, (B) reducing any indemnification obligation under Article X; or (C) determining whether any of the conditions set forth in Article VIII have been satisfied.

(b) During the Pre-Closing Period, the Company, Parent and Holdings shall promptly notify Sellers in writing of: (i) the discovery by the Company, Parent and Holdings of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and caused or constitutes a breach of any representation or warranty made by the Company, Parent or Holdings in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of any representation or warranty made by the Company, Parent or Holdings in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of the Company, Parent or Holdings; or (iv) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of the conditions set forth in Article IX impossible or unlikely.

Section 6.10 Contracts. Sellers shall use their commercially reasonable efforts to provide the Company with copies of all Contracts that were not provided prior to the Effective Date.

Section 6.11 Certain Tax Matters. Sellers shall be responsible for and shall indemnify and hold the Company and Parent harmless from and against any liability for federal and state income or other tax liability attributable to the operation of the Business (including, without limitation, interest and penalties imposed thereon as well as reasonable legal, accounting and other expenses) sustained by the Company, Parent or Holdings (or any Affiliate thereof) to the extent that such liability relates to any tax period ending prior to or on the Closing Date.

Section 6.12 Extraordinary Compensation. In the event that, as a result of the consummation of the transactions contemplated hereunder, any employee, officer or director of any Seller shall be entitled to any severance, bonus or other extraordinary payment (including under any Employee Benefit Plan), such payment shall be made by such Seller, and neither the Company nor Parent shall have any liability therefor.

Section 6.13 Noncompetition; Nonsolicitation Covenant.

(a) In consideration of the transactions pursuant to this Agreement, each Seller, each Member and all Affiliates of each Seller and each Member hereby agree that each such party, for three (3) years following the Closing Date, will not in any manner, directly or indirectly, by itself or in conjunction with any other person, establish, perform services for or own any financial, beneficial or other interest in any entity that conducts activities that are competitive with those of the Business of the Company. For purposes of this Section 6.13(a), the term “Business of the Company” shall mean owning, managing, operating or leasing space to (i) an addiction treatment center, unit or facility or (ii) any diagnostic laboratory center, facility or service provider.

(b) Each Seller, each Member and each Seller’s and each Member’s Affiliates shall not, for three (3) years following the Closing, directly or indirectly take any action that may (i) induce any patient or customer of the Centers or of Company or Company’s Affiliates (either individually or in the aggregate) to patronize any competing addiction treatment facility; (ii) request or advise any patient or customer of the Centers or of Company or Company’s Affiliates to withdraw, curtail or cancel such person’s business with the Centers or Company or Company’s Affiliates as applicable; (iii) solicit, induce or encourage any physician affiliated with Company or a Company Affiliate or other person affiliated or employed by Company or a Company Affiliate to curtail or terminate such person’s affiliation or employment; or (iv) disclose to any other person, firm or corporation the names or addresses of any customer or patient of the Business, either individually or collectively.

(c) Each Seller, each Member and each Seller’s and each Member’s Affiliates shall not, for three (3) years following the Closing, directly or indirectly solicit or hire any employee, officer, director, independent contractor, consultant, advisor, or agent of the Company or any Company Affiliate to provide services related to the Business for any other Person, or solicit any employee, officer, director, independent contractor, consultant, advisor or agent to curtail or terminate his or her employment with the Company or any of the Company’s Affiliate.

(d) If a court of competent jurisdiction shall hold that the duration and/or scope (geographic or otherwise) of the covenants contained in this Section 6.13 are unreasonable, then, to the extent permitted by law, the court may prescribe a duration and/or scope (geographic or otherwise) that is reasonable and judicially enforceable. The parties agree to accept such determination, subject to their rights of appeal, which the parties hereto agree shall be substituted in place of any and every offensive part of this Section 6.13, and as so modified, this Section 6.13 shall be as fully enforceable as if set forth herein by the parties in the modified form.

Section 6.14 [Reserved].

Section 6.15 Seller Employees and Employee Benefit Plans.

(a) Parent agrees to make offers of employment effective as of the Closing Date to those employees mutually agreed to by Parent and Sellers’ Representative, subject to Parent’s customary employee screening. The term “Transferred Employees” shall mean the employees of the Sellers set forth on Schedule 6.15(a) who shall have accepted such offers of employment.

(b) Each Seller acknowledges that the service credit applicable to the Transferred Employees and used by such Seller in determining eligibility, vesting or benefit accrual under any employee benefit plans, programs, policies or arrangements covering such Transferred Employees prior to the Closing Date shall not be utilized by Parent after the Closing Date with respect to its employee benefit plans, subject to the following exceptions: (i) such service credit shall be utilized by the Parent in determining eligibility (credited for any eligibility waiting periods) with respect to participation in employee welfare benefit plans; (ii) such service credit shall be utilized by Parent with respect to determining vacation days under its vacation plan or policies; and (iii) in any event, Transferred Employees who otherwise meet the eligibility requirements for coverage under the Parent’s medical plan shall be immediately eligible for enrollment in such employee benefit plan to the extent permitted by the applicable plan and insurer.

(c) Sellers will be responsible for the payment of any termination or severance payments and the provision of health plan continuation coverage (including all administrative and notice obligations) under COBRA or any other Legal Requirement, with respect to any employees who are not hired by Parent, other former or current employees of any Seller, or any employees who remain eligible and elect continuation coverage pursuant to COBRA under the Seller Plans. Sellers will be liable for any claims made or incurred by its employees and their beneficiaries under the Seller Plans, and Parent will not have any responsibility, liability or obligation, to such employees, their beneficiaries or any other person with respect to any Seller Plan. Sellers shall make or cause to be made on behalf of all the employees of Sellers all contributions due to be made under each Seller Plan for all periods prior to the Closing.  Additionally, Sellers, at their sole cost and expense, shall take such actions as are necessary to make, or cause each Seller Plan to make, appropriate distributions to all the employees of Sellers in accordance with such Seller Plan and applicable laws.

(d) Parent hereby agrees to employ on the Closing Date all Transferred Employees in accordance with such terms and conditions as have been offered by Parent; provided, however, that all “at-will” employees shall continue as such, and nothing in this Agreement shall limit Parent’s right to terminate any Transferred Employee at any time or alter any terms or conditions of employment.

(e) Nothing in this Section 6.15 will be deemed (i) to create or grant any employees of any Seller or other third parties third party beneficiary rights or claims of any nature or (ii) to amend any Seller Plan or employee benefit plan of the Company, Parent or Holdings.

Section 6.16 Change of Name. On the Closing Date or within three Business Days thereafter, Sellers shall file with the Secretary of State of Louisiana (or other requisite authority) such documentation as shall be legally required or sufficient to abandon or relinquish all rights to the trade names “Townsend”, “Rush Medical”, “Lafayette Recovery Home”, and “Sagenex Labs”, or transfer the registration of the trade names “Townsend”, “Rush Medical”, “Lafayette Recovery Home”, and “Sagenex Labs”, to the Parent, and shall immediately cease to use the names “Townsend”, “Rush Medical”, “Lafayette Recovery Home”, and “Sagenex Labs”, or any other name using or incorporating the words “Townsend”, “Rush Medical”, “Lafayette Recovery Home”, and “Sagenex Labs”.

Section 6.17 Engagement of BDO USA, LLP. In connection with the transactions contemplated by this Agreement, Sellers agree to engage BDO USA, LLP to conduct a review of their financial operations in the ordinary course of business for the period from January 1, 2015 to September 30, 2015. Notwithstanding the foregoing, the Company and Sellers shall each be responsible for 50% of the professional fees of BDO USA, LLP in connection with the review services provided for under this Section 6.17.

Section 6.18 Assistance with SEC Filings. In order to assist with any potential future SEC filing requirements or disclosures in future SEC filings of Holdings in connection with the transactions contemplated hereby or the financial results of the acquired Business, the Sellers and the Members shall provide such cooperation as Holdings may reasonably request in connection with such filing requirements.  Holdings shall reimburse the Sellers and the Members for all of the required out-of-pocket expenses (including reasonable attorneys’, accountants’ and other advisors’ fees and expenses) incurred by the Sellers and the Members in connection with performing their obligations under this Section 6.18.

Article VII
TERMINATION

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) By mutual written agreement executed by the Sellers and Parent;

(b) By the Sellers or Parent at any time after April 15, 2016, if the Closing shall not have occurred and the party seeking termination has not materially breached or defaulted under this Agreement;

(c) By the Sellers or Parent, if any governmental or regulatory authority, agency or commission, including courts of competent jurisdiction, domestic or foreign, shall have issued an order, decree, or ruling or taken other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable;

(d) By Parent, if there has been a material violation or breach by any Seller or Member of any covenant, agreement, representation or warranty contained in this Agreement which (i) singularly or in the aggregate, shall or would reasonably be expected to result in a material adverse impact on the Business and which is not curable by the Sellers prior to Closing or has rendered the satisfaction of any condition to the obligations of Holdings, Parent or the Company impossible and (ii) in any of such events, has not been waived in writing by Parent; or

(e) By the Sellers, if there has been a material violation or breach by, Holdings, Parent or the Company of any covenant, agreement, representation or warranty contained in this Agreement which (i) is not curable by Holdings, Parent or the Company prior to Closing or has rendered the satisfaction of any condition to the obligations of the Sellers impossible and (ii) in either event, has not been waived in writing by the Sellers.

Section 7.2 Procedure and Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, written notice shall forthwith be given to the other parties and this Agreement (other than Section 6.6 and as provided in paragraph (b) below) shall terminate and the transactions contemplated hereby shall be abandoned without further action by the parties.  If this Agreement is terminated as provided herein:

(a) Any termination pursuant to subparagraph (b), (d) or (e) of Section 7.1 shall not be deemed a waiver of any rights or remedies otherwise available under this Agreement, by operation of law or otherwise;

(b) All filings, applications and other submissions made pursuant to Section 6.3 or prior to the execution of this Agreement in contemplation thereof shall, to the extent practicable, be withdrawn from the agency or other Person to which it was made; and

(c) Upon termination pursuant to subparagraph (a), (b), (c) or (d) of Section 7.1, the Signing Escrow Amount shall be released to the Company in accordance with the Escrow Agreement.  Upon termination pursuant to subparagraph (e) of Section 7.1, the Signing Escrow Amount shall be released to Sellers in accordance with the Escrow Agreement.

Article VIII
CONDITIONS TO OBLIGATIONS OF THE COMPANY, PARENT AND HOLDINGS

Each and every obligation of the Company, Parent and Holdings to consummate the transactions described in this Agreement shall be subject to the fulfillment, on or before the Closing Date, of the following conditions precedent:

Section 8.1 Sellers’ Closing Deliveries. The Sellers shall have delivered, or caused to be delivered, to the Company at the Closing each of the following (in each case duly executed by the persons or entities whose signatures are required thereon):

(a) a bill of sale substantially in the form attached as Exhibit B hereto, duly executed by the Sellers;

(b) an assignment and assumption agreement substantially in the form attached as Exhibit C hereto (the “Assignment and Assumption Agreement”), duly executed by the Sellers;

(c) a professional services agreement in a form to be mutually agreed upon by Parent, Company and the Sellers’ Representative, duly executed by each of the physicians currently providing services at the Centers unless Parent and Company determine not to enter into an agreement with any such physician;

(d) with respect to each Seller, a certificate of good standing issued by the applicable jurisdiction of organization and each other jurisdiction in which such Seller is qualified to do business, each dated within two (2) days prior to the Closing Date;

(e) the certificates referenced in Sections 8.2 and 8.3 hereof;

(f) resolutions adopted by the Members (in their capacity as members of the Sellers) in form and substance satisfactory to Parent approving the execution, delivery and performance of this Agreement and the consummation of the transactions, certified by the Secretary, a member or manager, as applicable, of each Seller;

(g) evidence reasonably acceptable to Parent of the payment of all outstanding indebtedness on the Assets;

(h) evidence reasonably acceptable to Parent of the release and termination of all Encumbrances on the Assets other than Permitted Encumbrances, including termination statements with respect to the UCC financing statements listed on Schedule 8.1(h);

(i) the Escrow Agreement, duly executed by the Sellers’ Representative;

(j) an employment letter in a form to be mutually agreed to by Parent and Mr. Michael Handley, duly executed by Mr. Handley (the “Handley Employment Letter”);

(k) an employment letter in a form to be mutually agreed to by Parent and Dr. Howard Wetsman, duly executed by Dr. Wetsman (the “Wetsman Employment Letter”); and

(l) all Licenses and Permits set forth on Schedule 4.14 that are permitted to be assigned to the Company;

(m) invention assignment and confidentiality agreements substantially in the forms attached as Exhibit D hereto, duly executed by Dr. Howard Wetsman and Michael Handley;

(n) update to the patient list contemplated by Section 4.35;

(o) an executed lease between the Company and Keystone related to the property located at 808 Pitt Road, Scott, Louisiana 70583 in a form to be mutually agreed upon by the Company and Sellers’ Representative; and

(p) an executed lease between the Company and Parish Hospital Service District for the Parish of Orleans District A, d/b/a New Orleans East Hospital, a Louisiana hospital service district created by operation of law, related to the New Orleans East Hospital in a form to be mutually agreed upon by the Company and Sellers’ Representative.

Section 8.2 Representations and Warranties True. The representations and warranties of the Sellers and Members contained in this Agreement shall have been complete and correct on the Effective Date, and shall be complete and correct on the Closing Date with the same effect as though such representations were made as of such date except for representations and warranties made as of a specified date, which shall be true and correct as of such specified time or date. The Sellers and Members shall have delivered to Holdings, Parent and the Company on the Closing Date a certificate, dated as of the Closing Date, to such effect, which certificate will give effect to any supplement to the Schedules delivered by Sellers and Members pursuant to Section 6.9.

Section 8.3 Performance. The Sellers and Members shall have, in all respects, performed and complied with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing, and the Sellers and Members shall have delivered to Holdings, Parent and the Company on the Closing Date a certificate, dated the Closing Date, to such effect.

Section 8.4 No Injunction or Proceeding. No governmental or regulatory authority, agency or commission, including courts of competent jurisdiction, domestic or foreign, shall have issued an order, decree, or ruling or taken other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, which order, decree, ruling or other action remains in effect.

Section 8.5 Consents and Approvals. All consents, approvals, notices and filings set forth in Schedule 8.5 shall have been obtained or made and all applicable waiting periods (including any extensions thereof) relating thereto shall have expired or otherwise terminated.

Section 8.6 Reserved.

Section 8.7 No Material Adverse Change. Since the date of this Agreement, there shall not have been any Material Adverse Change.

Section 8.8 Certain Contingencies. Holdings, Parent and the Company shall have completed their due diligence investigation of the Business, the results of which shall be satisfactory to Holdings.

Section 8.9 Parent and Company Consents. Parent and the Company in their sole discretion, and shall have obtained the following:

(a) approval by the board of directors of Holdings and Parent of this Agreement and the transactions contemplated hereunder;

(b) the consents of all lenders of Holdings and Parent necessary to approve and effectuate the transactions contemplated by this Agreement; and

(c) the Company shall have obtained all licenses and governmental approvals necessary to operate the Centers following the Closing.

Section 8.10 Completion of BDO Review. BDO USA, LLP shall have completed its review of the Sellers’ financial operations in the ordinary course of business for the period from January 1, 2015 to September 30, 2015 as set forth in Section 6.17.

Section 8.11 Ownership of Membership Interests. The Members shall collectively own all of the issued and outstanding membership interests of the Sellers party hereto.

Article IX
CONDITIONS TO SELLERS’ AND MEMBERS’ OBLIGATIONS

Each and every obligation of each Seller and each Member to consummate the transactions described in this Agreement shall be subject to the fulfillment, on or before the Closing Date, of the following conditions precedent:

Section 9.1 Delivery of Closing Consideration. The Company shall have delivered the Cash Consideration and the Stock Consideration to the Sellers.

Section 9.2 Delivery of Escrow Amount. The Company shall have delivered the Escrowed Cash and the Escrowed Shares to the Escrow Agent.

Section 9.3 Closing Deliveries of Holdings, Parent and Company. Holdings, Parent and the Company shall deliver to the Sellers at the Closing each of the following:

(a) the Assignment and Assumption Agreement, duly executed by the Company;

(b) a professional services agreement in a form to be mutually agreed upon by Parent, Company and the Sellers’ Representative, duly executed by the provider entity, with each of the physicians currently providing services at the Centers unless Parent and Company determine not to enter into an agreement with any such physician;

(c) with respect to the Company, a certificate of good standing issued by the Secretary of State of Delaware, dated within two days prior to the Closing Date;

(d) with respect to each of Holdings and Parent, a certificate of good standing issued by the Secretary of State of Nevada, dated within two days prior to the Closing Date;

(e) the Handley Employment Letter, duly executed by an appointed officer of Parent;

(f) the Wetsman Employment Letter, duly executed by an appointed officer of Parent;

(g) certified copies of the resolutions of the Board of Directors of Holdings and Parent and the sole member of the Company authorizing the execution, delivery and performance of this Agreement and all related agreements and certificates and authorizing the performance of obligations of Holdings, Parent and the Company thereunder;

(h) the certificates referenced in Sections 9.4 and 9.5 hereof; and

Section 9.4 Representations and Warranties True. The representations and warranties of the Company, Parent and Holdings contained in this Agreement shall have been complete and correct on the Effective Date in all respects and shall be complete and correct on the Closing Date in all respects, with the same effect as though such representations were made as of such date except for representations and warranties made as of a specified date, and the Company, Parent and Holdings shall have delivered to the Sellers on the Closing Date a certificate, dated as of the Closing Date, to such effect.

Section 9.5 Performance. Each of Holdings, Parent and the Company shall have, in all respects, performed and complied with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing, and Holdings, Parent and the Company shall have delivered to the Sellers on the Closing Date a certificate, dated as of the Closing Date, to such effect.

Section 9.6 Consents and Approvals. All consents, approvals, notices and filings set forth in Schedule 5.3 shall have been obtained or made and all applicable waiting periods (including any extensions thereof) relating thereto shall have expired or otherwise terminated.

Section 9.7 No Injunction or Proceeding. No governmental or regulatory authority, agency or commission, including courts of competent jurisdiction, domestic or foreign, shall have issued an order, decree, or ruling or taken other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, which order, decree, ruling or other action remains in effect.

Article X
INDEMNIFICATION

Section 10.1 Company Claims.

(a) Sellers and Members shall jointly and severally indemnify and hold harmless Holdings, Parent, the Company, their respective successors and assigns and each of their affiliates, officers, directors, managers and employees (collectively the “Company Indemnitee”) against, and in respect of, any and all damages, fines, claims, deficiencies, losses, liabilities, and expenses (including out of pocket expenses, reasonable attorneys’ and accountants’ fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder) (collectively, “Company Losses”) resulting after the Closing Date from (i) any failure by any Seller or any Member to fulfill any obligation set forth herein that it is required to perform, (ii) any breach of any of the representations and warranties set forth in this Agreement, (iii) any Excluded Liabilities, (iv) any Excluded Assets, or (v) any actual or alleged violation by any Seller prior to the Closing of any federal, state or local laws affecting or regulating the delivery, billing or payment for health care services, including, without limitation, 42 U.S.C. §1320a-7b, 42 U.S.C. §1395nn or 31 U.S.C. §3729-3733 (or other federal or state laws related to false claims) and the regulations promulgated under such laws, regardless of whether any such matter (A) represents a failure of any representation or warranty contained in this Agreement to be true and correct when made or deemed made or (B) represents a breach of any warranty, covenant or agreement of any Seller or any Member contained in this Agreement or (C) was disclosed to Holdings, Parent or the Company in this Agreement or otherwise; and (collectively items (i), (ii), (iii), (iv) and (v) are hereinafter referred to as the “Company Claims”).

(b) The indemnification obligations of the Sellers and Members pursuant to Section 10.1(a)(ii) shall expire and terminate on the second anniversary of the Closing Date, unless a Company Indemnitee shall have provided notice of a Company Claim to the Sellers in accordance with Section 10.2.  If a Company Indemnitee provides such notice prior to  the second anniversary of the Closing Date, the indemnification obligations under Section 10.1(a)(ii) shall continue as to the Company Claim identified in the notice(s) until the appropriate amount of indemnification, if any, is determined, paid and satisfied in full.

Section 10.2 Assertion of Company Claims. Any Company Claim shall be asserted by written notice given by a Company Indemnitee to the indemnifying parties promptly after a Company Indemnitee has become aware of the Company Claim.  The notice shall state the amount or the estimated amount of the Company Claim to the extent then feasible, but the estimate shall not be conclusive of the final amount of such Company Claim.  With respect to any claim under Section 10.1 relating to a third party claim or demand, Company Indemnitee shall provide the Sellers and Members with prompt written notice thereof in accordance with Section 11.4 and the indemnifying Sellers and Members may defend, in good faith and at its expense, by legal counsel chosen by it and reasonably acceptable to Company Indemnitee, any such claim or demand, and Company Indemnitee, at its expense, shall have the right to participate in the defense of any such third party claim. So long as any Seller or any Member is defending in good faith any such third party claim, Company Indemnitee shall not settle or compromise such third party claim.  In any event, Company Indemnitee shall cooperate in the settlement or compromise of, or defense against, any such asserted claim. If the Sellers or Members elect or are deemed to have elected not to assume the defense of any Company Claim, the Company Indemnitee shall have the right to defend, compromise and settle the Company Claim subject to the prior consent of the Sellers and Members, which consent shall not be unreasonably withheld or unduly delayed. The Company Indemnitee shall or shall direct in writing its counsel to deliver to the Sellers and Members copies of all correspondence and matters relating to such Company Claim. If the Company Claim involves or could result in claims against, or potential liability of, the Sellers or Members the extent or nature of which were not known by the Sellers or Members as of the date the Sellers or Members elected or is deemed to have elected not to take over the defense of such claim or demand, the Sellers and Members shall, by written notice to the Company Indemnitee, be entitled to take over the defense of such claim or demand at the Sellers’ and Members’ expense. With respect to any claim under Section 10.1 that does not relate to a third party claim or demand, the Company Indemnitee shall provide the Sellers and Members with prompt written notice thereof in accordance with Section 11.4.  If Sellers or Members notify the Company Indemnitee that they do not dispute the claim described in such notice or fail to notify the Company Indemnitee within thirty (30) days after delivery of such notice by the Company Indemnitee whether Sellers or Members dispute the claim described in such notice, the Company Loss in the amount specified in the notice shall be conclusively deemed a liability of Sellers and Members and, subject to the Basket and the Cap, if applicable, an amount equal to such Company Loss shall be paid from the Escrow Amount by the Escrow Agent within ten (10) days of the date such amount is determined. If Sellers and Members have timely disputed their liability with respect to such claim, Sellers, Members and the Company Indemnitee will proceed in good faith to negotiate a resolution of such dispute.  Upon conclusive determination of Sellers’ and/or Members’ liability for such Company Losses pursuant to this Article X and subject to the Basket and the Cap, if applicable, an amount equal to such Company Losses shall be paid in accordance with Section 10.10 below.

Section 10.3 Seller Claims. Holdings, Parent or the Company, shall jointly and severally indemnify and hold harmless the Sellers and Members and their successors and assigns and each of their officers, directors, managers and employees (collectively, the “Seller Indemnitee”) against, and in respect of, any and all damages, fines, claims, deficiencies, losses, liabilities, and expenses (including out-of-pocket expenses, reasonable attorneys’ and accountants’ fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder) (collectively, “Seller Losses”) resulting after the Closing Date from: (a) any breach or violation by the Company, Parent or Holdings of any covenant set forth herein or any failure to fulfill any obligation set forth herein, (b) any breach of any of the representations and warranties made in this Agreement by the Company, Parent or Holdings or (c) any Assumed Liabilities (collectively items (a), (b) and (c) are hereinafter referred to as the “Seller Claims”). The indemnification obligations of the Company, Parent and Holdings pursuant to item (b) of this Section 10.3 shall expire and terminate on the second anniversary of the Closing Date, unless any Seller or any Member shall have provided written notice of a claim to the Company, Parent or Holdings, as applicable, prior to or on such date.  If any Seller or any Member provides such notice prior to the second anniversary of the Closing Date, the indemnification obligations under item (b) of this Section 10.3 shall continue until the appropriate amount of indemnification, if any, is determined, paid and satisfied in full.

Section 10.4 Assertion of Seller Claims. Any Seller Claim shall be asserted by written notice given by the Sellers’ Representative to the Company, Parent and Holdings promptly after the Sellers’ Representative has become aware of the Seller Claim.  The notice shall state the amount or the estimated amount of the Seller Claim to the extent then feasible, but the estimate shall not be conclusive of the final amount of such Seller Claim. With respect to any claim under Section 10.3 relating to a third party claim or demand, the Sellers’ Representative shall provide the Company, Parent and Holdings with prompt written notice thereof in accordance with Section 11.4 and the Company, Parent or Holdings may defend, in good faith and at its expense, by legal counsel chosen by it and reasonably acceptable to the Sellers’ Representative, any such claim or demand, and the Sellers’ Representative, at its expense, shall have the right to participate in the defense of any such third party claim.  So long as the Company, Parent or Holdings is defending in good faith any such third party claim, the Sellers’ Representative shall not settle or compromise such third party claim. In any event, the Sellers’ Representative shall cooperate in the settlement or compromise of, or defense against, any such asserted claim.  If the Company, Parent or Holdings elects or is deemed to have elected not to assume the defense of any Seller Claim, the Sellers’ Representative shall have the right to defend, compromise and settle the Seller Claim subject to the prior consent of the Company, Parent and Holdings, which consent shall not be unreasonably withheld or unduly delayed. The Sellers’ Representative shall or shall direct in writing its counsel to deliver to the Company, Parent and Holdings copies of all correspondence and matters relating to such Seller Claim.  If the Seller Claim involves or could result in claims against, or potential liability of, the Company, Parent or Holdings the extent or nature of which were not known by the Company, Parent or Holdings as of the date the Company, Parent or Holdings elected or is deemed to have elected not to take over the defense of such claim or demand, the Company, Parent or Holdings shall, by written notice to the Sellers’ Representative, be entitled to take over the defense of such claim or demand at the expense of the Company, Parent or Holdings. With respect to any claim under Section 10.3 that does not relate to a third party claim or demand, the Sellers’ Representative shall provide the Company, Parent and Holdings with prompt written notice thereof in accordance with Section 11.4.  If the Company, Parent or Holdings notifies the Sellers’ Representative that it does not dispute the claim described in such notice or fails to notify the Sellers’ Representative within thirty (30) days after delivery of such notice by the Sellers’ Representative whether the Company, Parent or Holdings disputes the claim described in such notice, the Seller Loss in the amount specified in the notice shall be conclusively deemed a liability of the Company, Parent and Holdings and, subject to the Basket and the Cap, if applicable, an amount equal to such Seller Loss shall be paid by the Company, Parent or Holdings within ten (10) days of the date such amount is determined.  If the Company, Parent or Holdings has timely disputed its liability with respect to such claim, the Company, Parent or Holdings and the Sellers’ Representative will proceed in good faith to negotiate a resolution of such dispute. Upon conclusive determination of the liability of the Company, Parent or Holdings for such Seller Losses pursuant to this Article X and subject to the Basket and the Cap, if applicable, an amount equal to such Seller Losses shall be paid by the Company, Parent or Holdings within ten (10) days of the date such amount is determined.

Section 10.5 Limitations on Indemnification by Seller and Members. Notwithstanding anything contained herein to the contrary, the obligations of the Sellers and Members to indemnify the Company Indemnitees pursuant to Section 10.1(a)(ii) is subject to the following limitations and qualifications:

(a) The Sellers and Members will have no indemnification liability under Section 10.1(a)(ii) until the total amount of Company Losses incurred by the Company Indemnitees hereunder exceeds Two Hundred Twenty-Five Thousand and No/100 Dollars ($225,000.00) (the “Basket”), in which case the Sellers and the Members will be responsible for the full amount of the Company Losses.

(b) The maximum indemnification liability of the Sellers and Members under Section 10.1(a)(ii) will be Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) (the “Cap”).

(c) The limitations set forth in clauses (a) and (b) of this Section 10.5 shall not apply to breaches of Sections 4.1 (Entity Organization), 4.2 (Authority), 4.4 (Consents and Approvals; No Violations), 4.9(d) (Real Properties: environmental matters), 4.12 (Intellectual Property), (4.24 (Brokers and Finders), and 4.29 (Data Privacy).

(d) Nothing contained herein (including Sections 10.5(a) and 10.5(b)) shall limit or restrict any Company Indemnitee’s right to maintain or recover any amounts in connection with any action or claim based upon fraud, fraudulent misrepresentation or willful misconduct.

Section 10.6 Limitations on Indemnification by Holdings, Parent and the Company. Notwithstanding anything contained herein to the contrary, the obligation of Holdings, Parent and the Company to indemnify the Seller Indemnitees pursuant to Section 10.3 is subject to the following limitations and qualifications:

(a) Holdings, Parent and the Company will have no indemnification liability under Section 10.3 until the total amount of Seller Losses incurred by the Seller Indemnitees hereunder exceeds the Basket, in which case Holdings, Parent and the Company will be responsible for the full amount of the Seller Losses.

(b) The maximum indemnification liability of Holdings, Parent and the Company under Section 10.3 will be the Cap.

(c) The limitations set forth in clauses (a) and (b) of this Section 10.6 shall not apply to breaches of Sections 5.1 (Entity Organization), 5.2 (Authority), and 5.3 (Consents and Approvals; No Violations), 5.5 (Capitalization), 5.7 (Brokers and Finders) and 5.8 (SEC Reports).

(d) Nothing contained herein (including Sections 10.6(a) and 10.6(b)) shall limit or restrict any Seller Indemnitee’s right to maintain or recover any amounts in connection with any action or claim based upon fraud, fraudulent misrepresentation or willful misconduct.

Section 10.7 Other Rights and Remedies. Except as otherwise set forth in this Agreement including, without limitation, with respect to the restrictive covenants set forth in Section 6.13, the rights and remedies of the parties under this Article X shall be the sole and exclusive rights and remedies for any misrepresentation or breach of warranty hereunder or in connection with the transactions contemplated or consummated hereunder.  In the event of a termination of this Agreement pursuant to Article VII, the remedies available to the parties hereto shall be as set forth therein.

Section 10.8 No Double Materiality. For purposes of calculating the amount of Company Losses or Seller Losses under this Article X (but not for purposes of determining whether a representation or warranty has been breached), the terms “material,” “materiality,” and “material adverse effect” will be disregarded.

Section 10.9 Survival of Representations and Warranties. Subject to the limitations set forth in Sections 10.1(b) and 10.3, the representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement.

Section 10.10 Manner of Payment. Any indemnification payment to the Company Indemnitees pursuant to this Article X shall be made pursuant to the terms of the Escrow Agreement by the indemnifying party, and if the amount of escrowed funds is insufficient to satisfy such payment or such payment is not otherwise received pursuant to the terms of the Escrow Agreement, by wire transfer of immediately available funds to an account designated by the applicable Company Indemnitee within ten (10) days after the final determination thereof. All interest earned on the Escrowed Cash, if any, shall be distributed to the Sellers on December 31 of each year.  Any indemnification payment to the Seller Indemnitees pursuant to this Article X shall be made by wire transfer of immediately available funds to an account designated by the Sellers’ Representative within ten (10) days after the final determination thereof.

Article XI
MISCELLANEOUS

Section 11.1 Entire Understanding, Waiver, Etc. This Agreement sets forth the entire understanding of the parties and supersedes any and all prior or contemporaneous agreements, arrangements, understandings, representations and warranties relating to the subject matter hereof, and the provisions hereof may not be changed, modified, waived or altered except by an agreement in writing signed by the party entitled to the benefit of the provision(s) to be waived.  A waiver by any party of any of the terms or conditions of this Agreement, or of any breach, shall not be deemed a waiver of such term or condition for the future, or of any other term or condition, or of any subsequent breach.

Section 11.2 Severability. If any provision of this Agreement or the application of such provision shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 11.3 Captions. The captions herein are for convenience only and shall not be considered a part of this Agreement for any purpose, including, without limitation, the constructions or interpretation of any provision hereof.

Section 11.4 Notices. All notices, consents, waivers, requests, demands and other communications (collectively, “Notices”) that are required or may be given under this Agreement shall be in writing.  All Notices shall be deemed to have been duly given or made: if by hand, immediately upon delivery; if by telecopier or similar device, immediately upon sending, provided notice is sent on a Business Day during the hours of 9:00 a.m. and 4:00 p.m. Central Time, but if not, then immediately upon the beginning of the first Business Day after being sent; if by reputable overnight delivery service, one day after being placed in the exclusive custody and control of said courier; and if mailed by certified mail, return receipt requested, five (5) Business Days after mailing.  Notwithstanding the foregoing, with respect to any Notice given or made by telecopier or similar device, such Notice shall not be effective unless and until (i) the telecopier or similar advice being used prints a written confirmation of the successful completion of such communication by the party sending the Notice, and (ii) a copy of such Notice is deposited in first class mail to the appropriate address for the party to whom the Notice is sent.  In addition, notwithstanding the foregoing, a notice of a change of address shall not be effective until received by other party.  All notices are to be given or made to the parties at the following addresses (or to such other address as either party may designate by notice in accordance with the provisions of this Section):

(a) If to Sellers at:
Wetsman Forensic Medicine, L.L.C.
2014 West Pinhook Road, Suite 301
Lafayette, Louisiana 70508
Attn:	Michael Handley
Dr. Howard Wetsman
E-mail:	michael@additiondoctor.org
howard@addictiondoctor.org

with a copy to:
Liskow & Lewis
822 Harding Street
Lafayette, Louisiana 70503
Attn:	Billy Domingue
Julie Chauvin
E-mail:	bjdomingue@liskow.com
jschauvin@liskow.com

(b) If to the Company, Parent or Holdings at:
American Addiction Centers, Inc.
200 Powell Place
Brentwood, Tennessee 37027
Attn:	General Counsel and Secretary;
Chief Operating Officer
E-mail:	ksphillips@contactaac.com
chenderson-grice@contactaac.com
with a copy to:
Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, Tennessee 37201
Attn:	Laura R. Brothers
E-mail:	lbrothers@bassberry.com

Section 11.5 Successors and Assigns. Neither this Agreement nor any of the rights or obligations arising hereunder shall be assignable without the prior written consent of the parties.

Section 11.6 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, shall confer upon any Person, other than the parties, and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 11.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

Section 11.8 Construction of Terms. Any reference to the masculine or neuter shall include the masculine, the feminine and the neuter, and any reference to the singular or plural shall include the opposite thereof.  The parties acknowledge that each party and its counsel have participated in the drafting of this Agreement and agree that this Agreement shall not be interpreted against one party or the other based upon who drafted it.

Section 11.9 Schedules. Information disclosed in a particular Section of the Schedules  shall be deemed to be disclosed in other Sections of the Schedules  only to the extent such disclosure sets forth facts in sufficient detail so that the relevance of the disclosure to such other Section would be readily apparent on its face. The Schedules are incorporated herein by reference and made a part hereof.

Section 11.10 Governing Law. This Agreement shall be governed by the laws of the State of Delaware without regard to any conflicts of laws principles that would require the application of any other law.

Section 11.11 Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. ANY PARTY MAY FILE A COPY OF THIS SECTION 11.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED AGREEMENT BETWEEN THE PARTIES TO IRREVOCABLY WAIVE TRIAL BY JURY, AND THAT ANY LEGAL PROCEEDING WHATSOEVER BETWEEN THE PARTIES RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 11.12 Enforcement of Agreement. Sellers and Members acknowledge and agree that the Company, Parent and Holdings would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Sellers or Members could not be adequately compensated by monetary damages.  Accordingly, Sellers and Members agree that, in addition to any other right or remedy to which the Company, Parent and Holdings may be entitled, at law or in equity, they will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of the provisions of this Agreement, without posting any bond or other undertaking.

Section 11.13 Sellers’ Representative.

(a) Each Seller and each Member, by execution and delivery hereof, hereby designates and appoints Michael Handley (the “Sellers’ Representative”), as agent for and on behalf of each Seller and each Member, and the true and lawful attorney in fact of each Seller and each Member, with full power and authority in each of each Seller’s and each Member’s names, to give and receive notices and communications, to agree to, negotiate and enter into, on behalf of each such Seller and Member, amendments, consents and waivers under this Agreement pursuant to the terms set forth herein, to make and receive payments on behalf of each Seller and each Member pursuant to the terms set forth herein, to take such other actions as authorized by this Agreement, including actions in connection with the determination of the 2016 Adjusted EBITDA Amount and the payment of any Earnout Amount pursuant to Section 3.3, the defense and/or settlement of any indemnification claims of any Seller Indemnitee pursuant to Article X, the initiation and/or settlement of any claims pursuant to Article VII,  to take all actions authorized by the Escrow Agreement, including defending or settling any claims thereunder and releasing and transferring any of the Escrowed Cash or Escrowed Shares to the Company in accordance with the terms set forth therein, and all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing.  All such actions of the Sellers’ Representative shall be binding on each Seller and each Member.  Such agency may be changed by a vote or written consent by the holders of a majority of the membership interests of Sellers as of the Closing Date, voting in the same manner as would have been voted in accordance with the organizational documents of the Sellers as in effect immediately prior to the Closing Date (the “Majority Holders”), from time to time upon not less than ten (10) days’ prior written notice to the Company and Parent.  If at any time the Sellers’ Representative resigns, dies or becomes incapable of acting, the Majority Holders shall choose another Person to act as the Sellers’ Representative under this Agreement.  The Sellers or Members may not make a claim for indemnity against Buyer or Holdings pursuant to this Agreement except through the Sellers’ Representative, who shall make such a claim only upon the written direction of the Majority Holders.

(b) Once the Sellers’ Representative has initiated a claim for indemnity, all acts and decisions of the Sellers’ Representative in connection with such matter shall be binding on the Sellers and all the Members.  No bond shall be required of the Sellers’ Representative, and the Sellers’ Representative shall receive no compensation for services provided hereunder.  Notices or communications to or from the Sellers’ Representative shall constitute notice to or from the Sellers and each of the Members.

(c) The Sellers’ Representative will be entitled to engage such counsel, experts and other agents as the Sellers’ Representative deems necessary or proper in connection with performing the Sellers’ Representative's obligations hereunder, and will be promptly reimbursed by the Sellers and Members for all reasonable expenses, disbursements and advances incurred by the Sellers’ Representative in such capacity upon demand.  The Members shall severally indemnify and hold harmless the Sellers’ Representative, in proportion to each Member’s percentage ownership of the membership interests of Sellers as of the Closing, with respect to any and all damages that are incurred by the Sellers’ Representative as a result of actions taken, or actions not taken, by the Sellers’ Representative herein, except to the extent that such damages arise from the gross negligence or willful misconduct of the Sellers’ Representative.  The Sellers’ Representative shall not be liable to the Sellers and Members for any act done or omitted hereunder as Sellers’ Representative, excluding acts which constitute gross negligence or willful misconduct.

(d) The Sellers’ Representative shall promptly pay to the Sellers and the Members in accordance with the terms hereof all amounts received by the Sellers’ Representative on behalf of the Sellers and the Members under this Agreement; provided, however, that the Sellers’ Representative will be entitled to set off any amounts payable to the

Sellers’ Representative under this Section 11.13(d) against amounts otherwise payable to the Sellers and Members pursuant to this Section 11.13(d) or released Escrowed Cash or Escrowed Shares for the benefit of the Sellers and Members.

(e) This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made herein and is irrevocable and shall not be terminated by any act of any of the Sellers and Members (except as otherwise provided herein) or by operation of law, whether by the death or incapacity of any Members or by the occurrence of any other event.  A decision, act, consent or instruction of the Sellers’ Representative in respect of any action under this Agreement or the Escrow Agreement shall constitute a decision of the Sellers and all of the Members and shall be final, binding and conclusive upon the Sellers and the Members, and the Company, Parent and Holdings may rely upon any decision, act, consent or instruction of the Sellers’ Representative hereunder as being the decision, act, consent or instruction of each Seller and each and every such Member and any other Members.  The Company, Parent and Holdings shall be able to rely conclusively on the proper distribution of such amounts by the Sellers’ Representative among the Sellers and the Members upon receipt by the Sellers’ Representative of such amounts.  The Company, Parent and Holdings are hereby relieved from any liability to any Person (including any Members or any other Member) for any acts done by them in accordance with such decision, act, consent or instruction of the Sellers’ Representative, to the extent delegated to the Sellers’ Representative hereunder.

(f) The provisions of this Section 11.13 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Person may have in connection with the transactions contemplated by this Agreement.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the day and year first above written.

SELLERS: WETSMAN FORENSIC MEDICINE, L.L.C.
By:	/s/ Michael Handley
Name:	Michael Handley
Its:	Member

KHM, L.L.C.
By:	/s/ Michael Handley
Name:	Michael Handley
Its:	Manager

RUSH MEDICAL, L.L.C.
By:	/s/ Michael Handley
Name:	Michael Handley
Its:	Member

TRES AMIGOS HOLDINGS, LLC
Village IP, L.L.C., its Manager
By:	/s/ Michael Handley
Name:	Michael Handley
Its:	Member

VILLAGE IP, L.L.C.
By:	/s/ Michael Handley
Name:	Michael Handley
Its:	Member

[Signature Page to Asset Purchase Agreement]

KEYSTONE ACQUISITION, LLC
By:	/s/ Michael Handley
Name:	Michael Handley
Its:	Member

LAFAYETTE RECOVERY HOME 1, LLC
By:	/s/ Michael Handley
Name:	Michael Handley
Its:	Manager

LAFAYETTE RECOVERY HOME 2, LLC
By:	/s/ Michael Handley
Name:	Michael Handley
Its:	Manager

HEDGE MEDIA GROUP, LLC
By:	/s/ Michael Handley
Name:	Michael Handley
Its:	Manager

NEW ORLEANS ADDICTION HOSPITAL, LLC
By:	/s/ Michael Handley
Name:	Michael Handley
Its:	Manager

[Signature Page to Asset Purchase Agreement]

MEMBERS:

/s/ Michael Handley
Michael Handley

/s/ Howard Wetsman
Howard Wetsman

/s/ Ellie Wetsman
Ellie Wetsman

SELLERS’ REPRESENTATIVE

/s/ Michael Handley
Michael Handley

[Signature Page to Asset Purchase Agreement]

HOLDINGS AAC HOLDINGS, INC.

By:	/s/ Michael T. Cartwright
Name:	Michael T. Cartwright
Title:	Chairman and Chief Executive Officer

PARENT: AMERICAN ADDICTION CENTERS, INC.

By:	/s/ Michael T. Cartwright
Name:	Michael T. Cartwright
Title:	Chairman and Chief Executive Officer

COMPANY: TOWNSEND TREATMENT CENTER, LLC

By:	/s/ Michael T. Cartwright
Name:	Michael T. Cartwright
Title:	Chairman and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

Annex A

Locations of the Centers

Townsend (IOP)	Recovery Home 1, LLC
7434 Picardy Avenue, Ste. A & B Baton Rouge, LA 70808	301 Ulinor Road Scott, LA 70583
19411 Helenberg Rd., Ste. 101 Covington, LA 70433	115 Blakeland Drive Scott, LA 70583
Rush Medical
4540 Ambassador Caffery Pkwy, Ste. C110 Lafayette, LA 70508	4540 Ambassador Caffery Pkwy, Ste. B-110 Lafayette, LA 70508
635-A Petro Point Drive Lake Charles, LA 70607	Sagenex Labs
4330 Loveland St., Ste. A Metairie, LA 70006	1373 Corporate Square Drive Slidell, LA 70458
3600 Prytania St., Ste. 72 New Orleans, LA 70115
Townsend Recovery Center
808 Pitt Road Scott, LA 70583

Annex B

Seller Allocation

seller	Percentage allocation
WETSMAN FORENSIC MEDICINE, L.L.C.	25.00%
KHM, L.L.C.	30.00%
RUSH MEDICAL, L.L.C.	3.00%
TRES AMIGOS HOLDINGS, LLC	0.01%
VILLAGE IP, L.L.C.	24.88%
KEYSTONE ACQUISITION, LLC	9.01%
LAFAYETTE RECOVERY HOME 1, LLC	0.09%
LAFAYETTE RECOVERY HOME 2, LLC	0.01%
HEDGE MEDIA GROUP, LLC	3.00%
NEW ORLEANS ADDICTION HOSPITAL, LLC	5.00%

Annex C

Adjusted EBITDA Calculation

2016 Adjusted EBITDA

Fiscal Year Ended December 31, 2016

Adjusted EBITDA
(a) Net Income	$
(b) Adjustments:
(i) Interest charges
(ii) The provision for federal, state, local and foreign income taxes payable
(iii) Depreciation and amortization
(iv) Accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses incurred in connection the Agreement
(v) One-time expenses outside the ordinary course of business operations as agreed to by Holdings.
Adjusted EBITDA (a) + (b)	$

15600755.5